Exhibit 4.17

FINNVERA FACILITY B CREDIT AGREEMENT

VIDÉOTRON LTÉE, as Borrower

-and-

HSBC BANK PLC, as Finnvera Facility B Agent

-and-

THE TORONTO-DOMINION BANK, as Security Agent

-and-

THE FINANCIAL INSTITUTIONS NAMED ON THE

SIGNATURE PAGES HERETO, as Tranche B Lenders

As of November 13, 2009

CREDIT AGREEMENT entered into at Montreal, Province of Quebec, on November 13, 2009.

AMONG:	VIDÉOTRON LTÉE, as borrower (the “Borrower”)

AND:

HSBC BANK PLC, THE TORONTO-DOMINION BANK, CREDIT SUISSE AG AND SUMITOMO MITSUI BANKING CORPORATION OF CANADA, as lenders (together with any Tranche B Assignee(s), as hereinafter defined, the “Tranche B Lenders”)

AND:	HSBC BANK PLC, as facility agent for the Tranche B Lenders (the “Finnvera Facility B Agent”)

AND:	THE TORONTO-DOMINION BANK, as security agent for the Tranche B Lenders (the “Security Agent”)

WHEREAS the Borrower wishes to borrow certain amounts from the Tranche B Lenders and the Tranche B Lenders have agreed to lend such amounts to the Borrower, subject to and in accordance with the provisions hereof;

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1.	Definitions

Unless there be something in the subject or the context inconsistent therewith, capitalized words and expressions used but not otherwise defined in this Agreement, in its schedules (including Schedule G annexed hereto) or in any deed or agreement supplemental or ancillary hereto, shall have the meaning ascribed to them in the credit agreement dated as of November 28, 2000 entered into among, inter alia, the Borrower, the financial institutions party thereto from time to time and Royal Bank of Canada, as administrative agent (as amended by a First Amending Agreement dated as of January 5, 2001, a Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated December 12, 2001 and accepted by the lenders party thereto as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, a Sixth Amending Agreement dated as of October 8, 2003, a Seventh Amending Agreement dated as of November 19, 2004, an Eighth Amending Agreement dated as of March 6, 2008, a Ninth Amending Agreement dated as of April 7, 2008, a Tenth Amending Agreement dated the date hereof, and as same may be further amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

1.2.	Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of titles is for convenience of reference only and does not affect the meaning or the interpretation of this Agreement.

1.3.	Schedules

The schedules annexed hereto shall form an integral part of this Agreement.

1.4.	References to this Agreement

The expressions “hereto” or “hereunder” or “hereof” or “herein” or “this Agreement” refer to this agreement, as amended, supplemented, updated, restated, amended and restated or otherwise modified form time to time.

2.	AMOUNT

Each Tranche B Lender agrees to make available to the Borrower, individually and not jointly and severally or solidarily, its Tranche B Commitment in the Tranche B Credit, which Tranche B Credit consists of the Finnvera Facility B in a maximum amount equal to the CAD Equivalent of the difference between US$100,000,000 and the aggregate of the USD Equivalent of each drawing made under the Credit Agreement (determined as of the date of each Tranche A Notice of Borrowing issued in connection therewith) in connection with the Tranche A Loan. All Tranche B Advances under the Finnvera Facility B shall be in Canadian Dollars alone. The Finnvera Facility B will not revolve and any amount prepaid or repaid may not be reborrowed.

3.	USE

All Tranche B Advances made by the Tranche B Lenders to the Borrower under the Finnvera Facility B in accordance with the provisions of this Agreement shall be used by the Borrower to, without duplication, (i) finance up to the CAD Equivalent of (x) 85% of the Purchase Price and (y) costs for local services up to a maximum of 30% of the Purchase Price by way of reimbursement to the Borrower for eligible payments made by the Borrower to NSN under the NSN Contract; (ii) pay up to 100% of the upfront portion of the ECA Premium B from the proceeds of the first Tranche B Advance; and (iii) pay all other amounts approved by Finnvera and owed in connection with the NSN Contract; the whole subject to and in accordance with the terms and conditions of this Agreement.

4.	ADVANCES AND OPERATION OF ACCOUNTS

4.1.	Tranche B Notice of Borrowing

Subject to the applicable provisions of this Agreement but not more than once per calendar month, the Borrower shall be entitled to request multiple Tranche B Advances under the Finnvera Facility B, to be made on any Business Day during the Availability Period and in accordance with the payment program set forth in the NSN Contract, up to the maximum amount of the Tranche B Credit, upon delivery of an irrevocable written Tranche B Notice of Borrowing to the Finnvera Facility B Agent at or before 3:00 P.M. (London, England time) at least four (4) Business Days prior to the date of the proposed Tranche B Advance.

4.2.	Type of Tranche B Advance

Tranche B Advances made by a Domestic Tranche B Lender in accordance with Section 4.6 shall be in the form of Tranche B CDOR Advances. Tranche B Advances made by a Foreign Tranche B Lender in accordance with Section 4.6 shall be in the form of Tranche B LIBOR Advances.

4.3.	Notice of New Tranche B Designated Period

Upon the expiration of any Tranche B Designated Period applicable to any Tranche B LIBOR Advance or any Tranche B CDOR Advance, the Borrower shall have the option to request the continuation of all or any portion (in minimum amounts of Cdn.$1,000,000 or such smaller amount corresponding to the Tranche B LIBOR Advance Amount or the Tranche B CDOR Advance Amount, respectively) of such Tranche B Advance on the Tranche B Rollover Date upon delivery of an irrevocable written Notice of New Tranche B Designated Period to the Finnvera Facility B Agent at or before 3:00 P.M. (London, England time) at least four (4) Business Days prior to the date of the Tranche B Rollover Date. Except in respect of the whole or a portion of the Tranche B Advance Amount for which the Borrower has delivered a Notice of Repayment in accordance with the provisions of Section 7.2, if the Borrower has not delivered a Notice of New Tranche B Designated Period in a timely manner in accordance with the provisions of this Section 4.3, the Borrower shall be deemed to have chosen a new Tranche B Designated Period of 6 months (or such shorter period expiring on the next Repayment Date). For greater certainty, if only a portion of a Tranche B Advance is continued under this Section 4.3, the portion not so continued shall be prepaid and cancelled.

4.4.	Determination of Interest

The Finnvera Facility B Agent shall determine the Tranche B LIBOR and the CDOR Rate which will be in effect on the date of the Tranche B Advance or the Tranche B Rollover Date, as the case may be (which, in each case, must be a Business Day), with respect to the Tranche B LIBOR Advance Amount and the Tranche B CDOR Advance Amount, respectively, having a maturity of 30 to 183 days (during the Availability Period) or 1, 3 or 6 months (during the period of 24 months from the Signing Date) or 3 or 6 months (thereafter), as requested by the Borrower and subject to availability, from the date of the Tranche B Advance or the Tranche B Rollover Date, as the case may be. However, if the Borrower has not delivered a notice to the Finnvera Facility B Agent in a timely manner in accordance with the provisions of Section 4.1 or 4.3, as the case may be, the Borrower shall be deemed to have chosen a Tranche B Designated Period of 6 months (or such shorter period expiring on the next Repayment Date).

Notwithstanding the foregoing, each Tranche B Advance other than the initial Tranche B Advance shall have a Tranche B Designated Period expiring on the next Tranche B Rollover Date.

4.5.	Operation of Accounts

The Finnvera Facility B Agent shall maintain in its books at the Finnvera Facility Agency Branch a record of the Tranche B Loan attesting as to the total of the Borrower’s indebtedness to the Tranche B Lenders. These accounts or registers shall constitute, in the absence of manifest error, prima facie proof of the total amount of the indebtedness of the Borrower to the Tranche B Lenders, of the date of any Tranche B Advance made to the Borrower and of the total of all amounts paid by the Borrower from time to time with respect to principal and interest owing on the Tranche B Loan and the fees and other sums exigible in connection with the Finnvera Facility B.

4.6.	Apportionment of Tranche B Advances

The amount of each Tranche B Advance will be apportioned among the Tranche B Lenders by the Finnvera Facility B Agent by reference to the Tranche B Commitment of each Tranche B Lender, as such Tranche B Commitment shall be immediately prior to the making of any Tranche B

Advance. If any amount disbursed by the Finnvera Facility B Agent to the Borrower is not in fact made available to the Finnvera Facility B Agent by a Tranche B Lender, the Finnvera Facility B Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Finnvera Facility B Agent as being its cost of funds in the circumstances) on demand from such Tranche B Lender or, if such Tranche B Lender fails to reimburse the Finnvera Facility B Agent for such amount, on demand from the Borrower.

4.7.	Limitations on Advances

4.7.1.	The undrawn Tranche B Credit available under the Finnvera Facility B shall cease to be available at the expiry of the Availability Period.

4.7.2.

The aggregate principal amount of each Tranche B Advance (other than the initial Tranche B Advance) shall not exceed the CAD Equivalent (determined as of the date of the Tranche B Notice of Borrowing issued in connection with such Tranche B Advance) of (i) 85% of the portion of the Purchase Price for which such Tranche B Advance is made and (ii) costs for local services up to a maximum amount which, when combined with all amounts previously disbursed by the Tranche B Lenders in reimbursement of costs for local services, does not exceed 30% of the portion of the Purchase Price paid to date (collectively, the “Maximum Amount”) and, in the case of the initial Tranche B Advance only, the sum of the Maximum Amount and up to 100% of the upfront portion of the ECA Premium B.

4.8.	Notices Irrevocable

Any notice given to the Finnvera Facility B Agent in accordance with Article 4 may not be revoked or withdrawn.

4.9.	Market for Tranche B LIBOR Advances and Tranche B CDOR Advances

4.9.1.

If at any time or from time to time as a result of market conditions, (i) there exists no appropriate or reasonable method to establish the Tranche B LIBOR or the CDOR Rate for a Tranche B LIBOR Advance Amount or a Tranche B CDOR Advance Amount, respectively, or a Tranche B Designated Period, or (ii) the Finnvera Facility B Agent receives notification from two or more Tranche B Lenders whose Tranche B Commitments exceed, in the aggregate, 20% of the Tranche B Credit, that the Tranche B LIBOR or the CDOR Rate does not accurately reflect its Cost of Funds, then the relevant Tranche B Lenders shall, prior to the date of a Tranche B Advance or the Tranche B Rollover Date, so advise the Finnvera Facility B Agent and shall thereupon not be obliged to honor any Tranche B Notices of Borrowing or any Notices of New Tranche B Designated Period and the Borrower’s option to request Tranche B LIBOR Advances or Tranche B CDOR Advances or any rollovers thereof, as the case may be, shall thereupon be suspended upon notice by the Finnvera Facility B Agent to the Borrower, and, until such time as the Finnvera Facility B Agent has determined that the circumstances having given rise to such suspension no longer exist, in respect of which determination the Finnvera Facility B Agent shall advise the Borrower within a reasonable delay, the rate of interest applicable to such Tranche B Lenders’ portion of any Tranche B Advance shall be calculated and payable on a Cost of Funds Basis plus a margin of (a) 1.40%, in the case of rollovers of Tranche B Advances which were originally Tranche B CDOR Advances or in the case of new Tranche B Advances which would otherwise have been Tranche B CDOR Advances in accordance with the provisions of Section 4.6, or (b) 1.325%, in the case of rollovers of Tranche B Advances which were originally Tranche B LIBOR Advances or in the case of new Tranche B Advances which would otherwise have been Tranche B LIBOR Advances in accordance with the provisions of Section 4.6. For the purposes of paragraph (ii) of this Section 4.9, a Tranche B Lender shall notify the Finnvera Facility B Agent of its Cost of Funds as soon as practicable and in any event before interest is due to be paid in respect of the relevant Tranche B Advance.

4.9.2.

If the events described in clause (i) or (ii) of subsection 4.9.1 above occur and the Finnvera Facility B Agent or the Borrower so requires, the Finnvera Facility B Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the rate of interest payable to each Tranche B Lender affected by such above-mentioned events. Any alternative basis agreed upon pursuant to the above shall, with the prior consent of all of the Tranche B Lenders, be binding on all parties, it being agreed that such alternative basis shall apply only to the Tranche B Lenders affected by the relevant events described in such clause (i) or (ii).

4.9.3.	For greater certainty, if no such agreement on an alternative basis is reached in accordance with the provisions of subsection 4.9.2 above, the provisions of 4.9.1 shall apply.

4.10.	Suspension of Tranche B LIBOR Advances and Tranche B CDOR Advances

If Canadian Dollar deposits are not available to the Foreign Tranche B Lenders in the ordinary course of business in amounts sufficient to permit them to make or continue a Tranche B Advance for a Tranche B Designated Period, the Foreign Tranche B Lenders shall, prior to the date of a Tranche B Advance or the Tranche B Rollover Date, so advise the Finnvera Facility B Agent and thereupon be relieved from their obligation to make or continue a Tranche B Advance until such time as such funds become available in sufficient amounts, but they shall comply with the provisions of Section 4.11.

4.11.	Specific Clause with Regard to Foreign Tranche B Lenders

In the event of a suspension of the Borrower’s right to request Tranche B Advances (including conversions and extensions thereof) from one or more Foreign Tranche B Lenders under Section 4.10 (each a “Tranche B Affected Lender”), each Tranche B Affected Lender shall, concurrently with the notice described in Section 4.10, seek alternative sources of funding the Tranche B Advances and, if sufficient funds are obtained, shall notify the Borrower as to when such funds will be available for Tranche B Advances. On the date indicated in such latter notice, the Tranche B Affected Lender shall be deemed to have made a Tranche B Advance with interest payable on a Cost of Funds Basis.

If within 5 Business Days following the notice described in Section 4.10, there remain one or more Tranche B Affected Lenders who have not been deemed to have made a Tranche B Advance on a Cost of Funds Basis under the preceding paragraph, such Tranche B Affected Lender (a “Tranche B Incapable Lender”) shall (i) provide an additional notice to the Finnvera Facility B Agent and the Borrower of such fact and (ii) make Tranche B Advances in US Dollars on a Tranche B LIBOR Basis, and the parties will negotiate such amendments hereto as may be required to give full effect to such intention, it being understood that the Borrower alone will bear all foreign exchange risks.

4.12.	Limits on Tranche B LIBOR Advances and Tranche B CDOR Advances

Nothing in this Agreement shall be interpreted as authorizing the Borrower to borrow by way of Tranche B LIBOR Advances or Tranche B CDOR Advances for a Tranche B Designated Period expiring on a date which is after the expiry of the next Repayment Date.

4.13.	Exclusion of Finnvera Facility B Agent, Security Agent and Tranche B Lenders Liability in respect of NSN Contract

It is expressly understood and agreed by the Borrower, the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders that there is no contractual relationship, either express or implied, between the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders, on the one hand, and the Borrower, NSN or any other Person supplying any work, services or material in connection with the NSN Contract, on the other hand, and that the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders shall not be liable to the Borrower, NSN or any such other Person in connection with the NSN Contract. The Borrower is not and shall not be the agent of the Finnvera Facility B Agent, the Security Agent or the Tranche B Lenders for any purpose. There shall be no third party beneficiary of this Agreement, express or implied, other than Finnvera.

5.	INTEREST AND FEES

5.1.	Interest at the CDOR Rate

The principal amount of the Tranche B CDOR Advances, which at any time and from time to time remains outstanding, shall bear interest, calculated daily, on the daily balance of such Tranche B CDOR Advances, from each Tranche B Rollover Date, at the annual rate (calculated based on a 365-day year) applicable to each of such days which corresponds to the CDOR Rate applicable to each Tranche B CDOR Advance Amount, plus a margin of 1.40%, and shall be effective from each Tranche B Rollover Date up to and including the date prior to the next Tranche B Rollover Date.

5.2.	Interest at the LIBOR Rate

The principal amount of the Tranche B LIBOR Advances, which at any time and from time to time remains outstanding, shall bear interest, calculated daily, on the daily balance of such Tranche B LIBOR Advances, from each Tranche B Rollover Date, at the annual rate (calculated based on a 360-day year) applicable to each of such days which corresponds to the Tranche B LIBOR applicable to each Tranche B LIBOR Advance Amount, plus a margin of 1.325%, and shall be effective from each Tranche B Rollover Date up to and including the date prior to the next Tranche B Rollover Date.

5.3.	Payment of Interest

The interest payable in accordance with the provisions of Sections 5.1 and 5.2 and calculated in the manner hereinabove set forth on the amount outstanding from time to time is payable to the Finnvera Facility B Agent, for the account of the relevant Tranche B Lenders, in arrears on the last day of the Tranche B Designated Period.

If the relevant Tranche B Designated Period is not equal to 1, 2, 3 or 6 months, then the Tranche B LIBOR or the CDOR Rate, as the case may be, shall be determined by the application of straight line interpolation (rounding upwards, if necessary, to the nearest multiple of 0.01%) by reference to two Tranche B LIBOR or CDOR Rates, as applicable, one of which shall be the rate per annum for the period shorter than the stated term by the least number of days, and the other of which shall be the rate per annum for the period which is longer than the stated term by the least number of days.

5.4.	Fixing of Tranche B LIBOR and CDOR Rate

The CDOR Rate shall be transmitted to the Borrower at approximately 3:00 P.M. (London, England time) on the same Business Day as, and the Tranche B LIBOR shall be transmitted to the Borrower at approximately 11:00 A.M. (London, England time) two Business Days prior to:

5.4.1.	the date on which the Tranche B CDOR Advance and the Tranche B LIBOR Advance, respectively, is to be made; or

5.4.2.	the relevant Tranche B Rollover Date.

5.5.	Arrears of Interest

Any arrears of interest or principal payable by the Borrower to the Finnvera Facility B Agent or the Tranche B Lenders in connection with the Tranche B Loan shall bear interest at the Default Rate.

5.6.	Maximum Interest

The amount of the interest or fees exigible in applying this Agreement shall not exceed the maximum rate permitted by Law. Where the amount of such interest or such fees is greater than such maximum rate, the amount shall be reduced to the highest rate which may be recovered in accordance with the applicable provisions of Law.

5.7.	Commitment Fee

The Borrower shall pay to the Finnvera Facility B Agent, for the account of the Tranche B Lenders, a commitment fee (the “Commitment Fee”) in accordance with the terms and conditions of the Commitment Fee Letter annexed hereto as Schedule H.

5.8.	Finnvera Handling Fee

To the extent that Finnvera charges any handling or administration fees in connection with the Finnvera Facility B (the “Finnvera Handling Fee”), the Borrower shall pay to the Finnvera Facility B Agent, for the account of Finnvera, the Finnvera Handling Fee in accordance with the terms and conditions of the ECA Guarantee.

5.9.	ECA Premium B

If all or any part of the upfront portion of the ECA Premium B is not paid by the Borrower to the Finnvera Facility B Agent, for the account of Finnvera, prior to the requested date of the initial Tranche B Advance (the “Outstanding ECA Premium B”), the Finnvera Facility B Agent shall deduct the Outstanding ECA Premium B from the proceeds of the initial Tranche B Advance and remit same to Finnvera concurrently therewith.

5.10.	Interest Act

For the purposes of the Interest Act (Canada), any amount of interest or fees calculated herein using 360 or 365 days per year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by 360 or 365, as the case may be. The parties agree that all interest in this Agreement will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations. In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.

6.	ILLEGALITY, INCREASED COSTS AND INDEMNIFICATION

6.1.	Illegality, Increased Costs

If a Tranche B Lender, acting reasonably, determines (which determination shall be attested to by a certificate submitted to the Borrower by the Tranche B Lender with a copy to the Finnvera Facility B Agent and which shall be final and binding between the parties hereto in the absence of manifest error) that (a) the adoption by a governmental or international authority (including the Bank for International Settlements (the “BIS”)) of a law, directive, requirement or guideline, whether or not having the force of law, (b) any modification to a law, directive or guideline, whether or not having the force of law, or to the interpretation or application of same by a tribunal or governmental or international authority (including the BIS) or other body charged with such interpretation or application, or (c) any quashing by a tribunal or other governmental or international authority or body (including the BIS) of an interpretation of any law, directive, requirement or guideline, whether or not having the force of law:

6.1.1.

has rendered or will render it illegal or contrary to any law, directive or guideline for any of the Tranche B Lenders to maintain or to give effect to all or part of their obligations stipulated in this Agreement, including the obligation to make or maintain all or any part of a Tranche B Advance pursuant to the terms hereof, then the obligation of such Tranche B Lender(s) to maintain or to give effect to such part of its or their obligations will become null and, subject to the provisions of the particular law, directive or guideline and of Section 6.2 with respect to losses, costs and expenses, if the Tranche B Loan affected is a Tranche B CDOR Advance, the Borrower may convert the principal amount thereof into an advance bearing interest on a Cost of Funds Basis. If the Tranche B Loan affected is a Tranche B LIBOR Advance, the provisions of Section 4.11 shall apply. In either case, the Borrower shall pay the interest accrued thereon, or may reimburse the particular Tranche B CDOR Advance or Tranche B LIBOR Advance, as the case may be, in whole with interest accrued thereon. Such conversion or reimbursement shall be made at the expiry of the relevant Tranche B Designated Period of any then outstanding Tranche B LIBOR Advances or Tranche B CDOR Advances, as the case may be, or, if in the judgment of the Tranche B Lender expressed to the Finnvera Facility B Agent in the certificate referred to above, an immediate conversion or reimbursement is necessary, immediately upon demand by the Finnvera Facility B Agent, subject to the payment by the Borrower of breakage costs, if any; or

6.1.2.

(a) has imposed, modified or deemed applicable any loan ceiling with respect to the Tranche B Lenders, or imposed, modified or deemed applicable any special tax, reserve, deposit, capital adequacy or similar requirement with respect to the assets held by, deposited at or used for the purchase of funds, or to the loans made by the Tranche B Lenders, or (b) changes the basis of taxation on payments made to the Tranche B Lenders under this Agreement (other than a change affecting the taxes based on net profits of the Tranche B Lenders), or (c) imposes upon the Tranche B Lenders any other monetary conditions or restrictions with respect to this Agreement, all or any part of a Tranche B Loan, as the case may be, or any other document, effect or operation contemplated hereby, and if the result of any of the foregoing is to increase the cost to such Tranche B Lender of making or maintaining its Tranche B Commitment or any Tranche B Advance, or to reduce any amount otherwise receivable by such Tranche B Lender hereunder with respect thereto, then, in any such case, the Borrower shall promptly pay to such Tranche B Lender, within 10 Business Days from demand, such additional amounts necessary to compensate such Tranche B Lender for such additional cost or reduced amount receivable as is determined in good faith by such Tranche B Lender. If a Tranche B Lender becomes entitled to claim any additional amounts pursuant to this Section 6.1, it shall promptly notify the Borrower, through the Finnvera Facility B Agent, of the event by reason of which it has become so entitled and provide reasonable particulars of the calculation of such amount. A certificate of a Tranche B Lender as to any such additional amounts payable to it shall be conclusive and binding in the absence of manifest error.

6.2.	Indemnity

The Borrower shall indemnify each Tranche B Lender against and hold each Tranche B Lender, as well as its directors, officers and employees, harmless from any loss or expense, including without limitation any loss or expense arising from interest or fees payable by such Tranche B Lender to lenders of funds obtained by it in order to make or maintain any Tranche B Advance and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained, which such Tranche B Lender may sustain or incur as a consequence of any (a) default by the Borrower in the payment when due of the amount of or interest on any Tranche B Loan or in the payment when due of any other amount hereunder, (b) default by the Borrower in obtaining a Tranche B Advance after the Borrower has given notice hereunder that it desires to obtain such Tranche B Advance, (c) default by the Borrower in making any voluntary reduction of the outstanding amount of any Tranche B Loan after the Borrower has given notice hereunder that it desires to make such reduction, and (d) the payment of any Tranche B Advance otherwise than on the maturity date thereof (including without limitation any such payment required pursuant to Section 6.1 or upon acceleration pursuant to Section 12.2). A certificate of the Finnvera Facility B Agent providing reasonable particulars of the calculation of any such loss or expense shall be conclusive and binding in the absence of manifest error. If any Tranche B Lender becomes entitled to claim any amount pursuant to this Section 6.2, it shall promptly notify the Borrower of the event by reason of which it has become so entitled and reasonable particulars of the related loss or expense, provided that the failure to do so promptly shall not prejudice such Tranche B Lender’s right to claim hereunder.

Without prejudice to the survival or termination of any other agreement of the Borrower under this Agreement, the obligations of the Borrower under this Section 6.2 shall survive the payment of principal and interest on all Tranche B Loans and the termination of the Tranche B Credit.

7.	PAYMENT, REPAYMENT AND PREPAYMENT

7.1.	Repayment of the Tranche B Loan

If the Tranche B Credit is fully drawn prior to the First Repayment Date, the Borrower hereby agrees to repay the principal amount outstanding under the Finnvera Facility B in ten (10) equal and consecutive semi-annual instalments to be made on each Repayment Date. If the Tranche B Credit is not fully drawn prior to the First Repayment Date, the Borrower hereby agrees to repay (i) on the First Repayment Date, 1/10th of the principal amount outstanding under the Finnvera Facility B on such First Repayment Date, and (ii) on each succeeding Repayment Date up to and including the Maturity Date, a fraction of the principal amount outstanding under the Finnvera Facility B on such Repayment Date, the numerator of which is 1 and the denominator of which is 10 minus the number of repayments already made as at such Repayment Date.

7.2.	Voluntary Repayment and Prepayment of the Tranche B Loan or Cancellation of the Tranche B Credit

On any Business Day, after having given ten (10) Business Days prior written notice to the Finnvera Facility B Agent substantially in the form of Schedule C, the Borrower may repay or prepay, in minimum amounts of Cdn.$1,000,000 (or the remaining amount of principal under the Tranche B Loan) or in whole multiples of Cdn.$1,000,000 (or the remaining amount of principal under the Tranche B Loan), all or part of the principal amount of the Tranche B Loan under the Finnvera Facility B, provided that (i) in respect of the Tranche B LIBOR Advances and the Tranche B CDOR Advances, no repayment may be made on a day other than a Tranche B Rollover Date, save as provided in Article 6 above and in Section 7.3 below, with all interest accrued and unpaid on the amounts so prepaid; and (ii) if any prepayment of principal is made prior to the Sixth Repayment Date, a fee equal to 1.00% of the principal amount so prepaid shall be due and payable to the Tranche B Lenders; provided further that the cumulative amount of any and all such prepayment fee(s) (including any such fees due and payable in connection with the Tranche A Loan) shall not exceed Cdn.$750,000. All repayments and prepayments under this Section 7.2 shall be applied against the instalments contemplated by Section 7.1 in the inverse order of maturity of such instalments.

In addition, the Borrower may, upon the same notice, cancel any portion of the Tranche B Credit that has not been drawn by the Borrower. No Commitment Fee shall be payable in respect of any portion of the Tranche B Credit so cancelled as and from the effective date of its cancellation. The Borrower shall not be permitted to draw Tranche B Advances in respect of any portion of the Tranche B Credit so cancelled.

7.3.	Payment of Losses Resulting from a Prepayment or Mandatory Repayment

If a prepayment or Mandatory Repayment to be made would require the repayment of a Tranche B LIBOR Advance or a Tranche B CDOR Advance on a day other than the last day of the Tranche B Designated Period, the Borrower (i) shall provide to the Finnvera Facility B Agent cash collateral in an amount equal to the principal amount of such Tranche B LIBOR Advance or Tranche B CDOR Advance, respectively, which cash collateral shall be deemed a repayment of such Tranche B Advance and shall be held by the Finnvera Facility B Agent in an interest bearing account and used to repay same at maturity or on the next Tranche B Rollover Date; or (ii) may elect to prepay such Tranche B LIBOR Advance or a Tranche B CDOR Advance and pay to the Finnvera Facility B Agent for the account of the Tranche B Lenders the amount of the losses, costs and expenses suffered or incurred by the Tranche B Lenders with respect thereto which are referred to in Section 6.2.

7.4.	Currency of Payments

All payments, repayments, prepayments or Mandatory Repayments, as the case may be, of principal and interest under the Tranche B Loan, all other amounts owed under this Agreement and, except as otherwise indicated in the Fee Letter and the Commitment Fee Letter as being payable in US Dollars or Euros, all Tranche B Fees, shall be made in Canadian Dollars alone.

7.5.	Payments by the Borrower to the Finnvera Facility B Agent

All payments to be made by the Borrower in connection with this Agreement shall be made in funds having same day value to the Finnvera Facility B Agent, at the Finnvera Facility Agency Branch, or at any other office or account designated by the Finnvera Facility B Agent. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 3:00 P.M. (London, England time).

7.6.	Payment on a Business Day

Each time a payment, repayment, prepayment or Mandatory Repayment is due on a day that is not a Business Day, it shall be made on the following Business Day.

7.7.	Payments by the Tranche B Lenders to the Finnvera Facility B Agent

Any amounts payable to the Finnvera Facility B Agent by a Tranche B Lender shall be paid in funds having same day value to the Finnvera Facility B Agent by such Tranche B Lender on a Business Day at the Finnvera Facility Agency Branch.

7.8.	Payments by the Finnvera Facility B Agent to the Borrower

Any payment received by the Finnvera Facility B Agent for the account of the Borrower shall be paid in funds having same day value to the Borrower on the date of receipt, or if such date is not a Business Day, on the next Business Day.

7.9.	Application of Payments

7.9.1.

Except as otherwise indicated herein, all payments made to the Finnvera Facility B Agent by the Borrower for the account of the Tranche B Lenders shall be distributed the same day by the Finnvera Facility B Agent, in accordance with its normal practice, in funds having same day value, among the Tranche B Lenders to the accounts last designated in writing by each Tranche B Lender to the Finnvera Facility B Agent, pro rata in accordance with their respective Tranche B Commitments, and notice thereof shall be given to the Borrower by the Finnvera Facility B Agent within a reasonable delay.

7.9.2.

Except as otherwise indicated herein or as otherwise determined by the Tranche B Lenders, all payments made by the Borrower to the Finnvera Facility B Agent on behalf of the Tranche B Lenders shall be applied by the Tranche B Lenders as follows:

(a)	to the fees, costs, expenses and accessories of the Finnvera Facility B Agent and the Security Agent contemplated by Article 6, subsection 11.2.1(iii) and Section 16.5 or by the Subsidiary Guarantees;

(b)	to the fees, costs, expenses and accessories of the Tranche B Lenders contemplated by Article 6 and Section 16.5 or by the Subsidiary Guarantees;

(c)	to all amounts due under Article 5;

(d)	to the repayment of the principal amount of the Tranche B Loan in the inverse order of maturity of the instalments contemplated by Section 7.1;

(e)	to any other amounts due pursuant to this Agreement.

7.10.	No Set-Off or Counterclaim by Borrower

All payments by the Borrower shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

7.11.	Obligations Absolute

The obligation of the Borrower to make payments and perform its other obligations under this Agreement are, subject to the terms and conditions of this Agreement, unconditional and irrevocable and shall not be in any way affected, released or discharged by reason of any matter or circumstance whatsoever affecting or relating to or arising in connection with NSN and/or the NSN Contract.

7.12.	Withholding Taxes

7.12.1.

All payments to be made hereunder by the Borrower shall be made free and clear of, and without deduction or withholding for or on account of, any present or future tax, levy, impost, duty, charge, assessment or fee (including interest, penalties and additions thereto) (herein “Taxes”), but excluding net income taxes and franchise taxes (imposed in lieu of income taxes) imposed on any Tranche B Lender as a result of a present or former connection between such Tranche B Lender and the jurisdiction imposing such tax (other than any such connection arising solely from such Tranche B Lender having executed, delivered or performed its obligations under, or received a payment under, or enforced this Agreement). If any Taxes are required to be withheld from any payment hereunder, the Borrower shall (a) increase the amount of such payment so that the Tranche B Lenders will receive a net amount (after deduction and withholding of all Taxes) equal to the amount otherwise due hereunder; (b) pay such Taxes to the appropriate taxing authority for the account of the Tranche B Lenders and (c) as promptly as possible thereafter, send to the Finnvera Facility B Agent and the Tranche B Lenders an original receipt showing payment thereof, together with such additional documentary evidence as the Tranche B Lenders may from time to time reasonably require.

7.12.2.

Each Tranche B Lender other than a Foreign Tranche B Lender agrees to use reasonable measures to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 7.12, but no Tranche B Lender shall be required to disclose any information about its taxes to the Borrower that is not publicly available.

7.12.3.

If the Borrower fails to perform its obligations under subsection 7.12.1, the Borrower shall indemnify the Tranche B Lenders for any incremental Taxes, interest or penalties that may become payable by the Tranche B Lenders as a consequence of such failure. The obligations of the Borrower under this Section 7.12 shall survive the termination of this Agreement.

8.	CONDITIONS PRECEDENT

8.1.	Initial Tranche B Advance under the Finnvera Facility B

The obligation of the Tranche B Lenders to make an initial Tranche B Advance under the Finnvera Facility B is conditional upon the fulfilment, either prior to or concurrently with the making of any such initial Tranche B Advance, of each of the conditions set out in this Section 8.1 and in Section 8.2 to the entire satisfaction of the Finnvera Facility B Agent and the Tranche B Lenders:

8.1.1.

certified copies of all of the constating documents, borrowing by-laws and resolutions of and certificates of incumbency of the Borrower and each Subsidiary Guarantor shall have been provided to the Finnvera Facility B Agent and the Security Agent;

8.1.2.

the Tranche B Lenders shall have been provided with satisfactory evidence that the Borrower and the Subsidiary Guarantors are duly constituted, validly existing and in good standing under the laws of their jurisdiction of organization and each other jurisdiction where they are qualified to do business and that each of them has the necessary power and capacity to carry on business in the Province of Québec and to be a party to this Agreement and to be bound by it;

8.1.3.	this Agreement shall have been duly executed and delivered;

8.1.4.	the Commitment Fee Letter shall have been duly executed and delivered;

8.1.5.	the Tranche A Loan shall have been fully disbursed;

8.1.6.	the Borrower shall have delivered to the Finnvera Facility B Agent a certificate in the form of Schedule D signed by an officer stipulating and certifying:

8.1.6.1.	that such officer has taken cognizance of all the terms and conditions of this Agreement and of all contracts, agreements and deeds pertaining hereto;

8.1.6.2.	that no Default or Event of Default has occurred or exists hereunder;

8.1.6.3.	that the corporate structure of the Borrower and the Subsidiary Guarantors is as set out in the diagram attached to the certificate;

8.1.6.4.	as to the location of the movable property owned by the Borrower and the Subsidiary Guarantors as of the Signing Date;

8.1.6.5.

that each of the Borrower and the Subsidiary Guarantors holds the permits, Licences, licences and authorizations required in order to permit it to possess its property and its real estate and to carry on its business in the manner in which it is being carried on at present; and

8.1.6.6.

that the execution and delivery of and performance by the Borrower of its obligations under the NSN Contract in accordance with its terms and the completion of the transactions contemplated therein do not require any consents or approvals, do not violate any Laws, and do not conflict with, violate or constitute a breach under the documents of incorporation or by-laws of the Borrower;

8.1.7.	Finnvera shall have delivered to the Finnvera Facility B Agent the ECA Guarantee in form and substance satisfactory to the Tranche B Lenders;

8.1.8.	the Tranche B Lenders shall have received a certified copy of the NSN Contract;

8.1.9.

the Borrower shall have delivered any other document, declaration, certificate, agreement, instrument or notice reasonably required by and in form and substance acceptable to the Finnvera Facility B Agent and the Security Agent;

8.1.10.	the Finnvera Facility B Agent shall have received a certificate of incumbency of NSN and evidence that the persons listed therein are authorized signatories of NSN;

8.1.11.

the Finnvera Facility B Agent, the Security Agent, the Tranche B Lenders, Finnvera and their respective counsel shall have received the entire amount of all fees, costs, premiums and expenses owed to them as of the Signing Date in connection with this Agreement including, without limitation, the Finnvera Handling Fee, the ECA Premium B (as applicable) and all Tranche B Fees that are due and payable as at the Signing Date;

8.1.12.

the Borrower shall have delivered to the Finnvera Facility B Agent, the favourable legal opinion of counsel to the Borrower and the Subsidiary Guarantors, addressed to the Finnvera Facility B Agent, the Security Agent, the Tranche B Lenders and their respective counsel, in form and substance acceptable to the Finnvera Facility B Agent, the Security Agent and their counsel, acting reasonably; and

8.1.13.

the Finnvera Facility B Agent shall have received the favourable legal opinion of each of its Canadian and Finnish counsel addressed to the Finnvera Facility B Agent, the Security Agent, the Tranche B Lenders and their respective counsel, in form and substance acceptable to the Finnvera Facility B Agent, the Security Agent and their counsel, acting reasonably, including, with respect to the opinion of Finnish counsel only, with regard to the legality, validity and enforceability of the ECA Guarantee.

8.2.	Conditions Precedent to any Tranche B Advance

The obligation of the Tranche B Lenders to make any Tranche B Advance under the Finnvera Facility B is conditional upon each of the following conditions having been satisfied provided however, for greater certainty, that, except for the condition set forth in subsection 8.2.1, none of the following conditions shall apply in respect of any continuation of a Tranche B Advance on a Tranche B Rollover Date pursuant to Section 4.3:

8.2.1.	the representations and warranties contained in this Agreement shall continue to be true and correct (except where stated to be made as at a particular date);

8.2.2.

the Borrower shall have delivered to the Finnvera Facility B Agent a completed Tranche B Notice of Borrowing with copies of all Required Documents annexed thereto, which Tranche B Notice of Borrowing and Required Documents shall reflect that (a) the aggregate principal amount of all Tranche B Advances made to date, together with the principal amount of the proposed Tranche B Advance, does not exceed the sum of (i) the CAD Equivalent of (x) 85% of the portion of the Purchase

Price paid to date and (y) costs for local services up to a maximum of 30% of such portion of the Purchase Price paid to date and (ii) up to 100% of the upfront portion of the ECA Premium B; and (b) all invoices which have been issued to the Borrower to date under the NSN Contract and in respect of which such Tranche B Notice of Borrowing has been delivered by the Borrower have been paid in full;

8.2.3.

all of the information, reports and other documents and all data, as well as the amendments thereto, provided to the Finnvera Facility B Agent or to Finnvera, by or on behalf of the Borrower in connection with the NSN Contract, shall be, at the time same were provided, complete, true and accurate in all material respects;

8.2.4.	the NSN Contract shall not have been terminated and shall have been in full force and effect as of the date of any invoice of NSN which is the object of such requested Tranche B Advance;

8.2.5.	the ECA Guarantee shall not have been terminated and shall be in full force and effect;

8.2.6.	the Finnvera Facility B Agent shall not have received any request from Finnvera that the Tranche B Advances be suspended unless any such request has since been withdrawn;

8.2.7.	nothing shall have occurred which would constitute a Material Adverse Change; and

8.2.8.	no Default shall have occurred and be continuing and no Event of Default shall have occurred.

8.3.	Waiver of Conditions Precedent

The conditions set out in Sections 8.1 and 8.2 are solely for the benefit of the Tranche B Lenders, and may be waived by the Finnvera Facility B Agent with the unanimous consent of the Tranche B Lenders, without prejudice to the right of the Finnvera Facility B Agent to assert any such condition in connection with any subsequently requested Tranche B Advance.

9.	MANDATORY REPAYMENT

If (a) there is a Change of Control or (b) the Borrower fails to respect its obligations and undertakings under Section 11.3, the Borrower shall, in the case of (a) above, within 10 days following the date on which the Finnvera Facility B Agent makes a written demand therefor, and in the case of (b) above, within 2 days following the last day of the 10 day period referred to in Section 11.3, make a Mandatory Repayment equal to, in the case of (a) above, the amount outstanding under the Tranche B Loan, and, in the case of (b) above, the Affected Amounts. The proceeds of any Mandatory Repayments made pursuant to this Article 9 shall be applied by the Finnvera Facility B Agent solely to repay and permanently reduce the Finnvera Facility B. The provisions of Sections 7.3 to 7.6 shall apply to all Mandatory Repayments made pursuant to this Article 9. Upon effecting any of the Mandatory Repayments described in this Article 9, the Borrower shall not be entitled to request any further Tranche B Advances and the Finnvera Facility B and each Tranche B Lender’s Tranche B Commitment thereunder shall be cancelled.

10.	REPRESENTATIONS AND WARRANTIES

For so long as the Tranche B Loan remains outstanding and unpaid or the Borrower is entitled to borrow under the Finnvera Facility B (whether or not the conditions precedent to such borrowing have been or may be satisfied), the representations and warranties set forth in Sections 11.1 to 11.14, 11.16, and 11.18 to 11.20 of the Credit Agreement (as in effect as of the date of execution of this Agreement) shall apply and are hereby made, mutatis mutandis, in respect of the Borrower (except where a representation and warranty applies to the VL Group as a whole or on a consolidated basis, in which case it shall apply in respect of the Borrower, the Subsidiary Guarantors and the Future Guarantors (if any) as a whole or on a consolidated basis, respectively) and in favour of the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders with the following modifications: references to “this Agreement”, “hereto”, “hereunder”, “hereof” or “herein” shall be construed as referring to this Agreement; references to the “Agent” shall mean and be a reference to the “Finnvera Facility B Agent”; references to “Security” and “Security Documents” shall mean and be a reference to the “Subsidiary Guarantee”; and all other capitalized words shall be interpreted pursuant to this Agreement except where such words do not appear or are not defined in this Agreement, in which case they shall be interpreted pursuant to the Credit Agreement. In addition, the Borrower hereby represents and warrants to the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders that, as of the date hereof (i) no Person other than the Subsidiary Guarantors has provided a guarantee for or in respect of any debts, liabilities or obligations of the Borrower to any of its senior unsecured creditors; and (ii) all covenants relating to the Borrower or any of its Subsidiaries (as defined in the Trust Indenture) in any trust indenture to which the Borrower is a party are identical in substance to those set forth in the Trust Indenture.

All of the representations and warranties made hereunder are true and correct at the Signing Date, shall be true and correct at the date of any Tranche B Advance and on each Tranche B Rollover Date (except where qualified as being made as at a particular date), shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Tranche B Lenders or the making of any Tranche B Advance hereunder, and none of same are nor shall be waived, except in writing.

11.	COVENANTS

As and from the date of the initial Tranche B Advance and for so long as the Tranche B Loan remains outstanding and unpaid or the Borrower is entitled to borrow under the Finnvera Facility B (whether or not the conditions precedent to such borrowing have been or may be satisfied) and unless the Finnvera Facility B Agent shall otherwise agree in writing, the covenants set forth in Articles 4 and 5 of the Trust Indenture (other than Sections 4.01, 4.02, and 4.18 to 4.20 thereof), as in effect as of the date of execution of this Agreement, shall apply and are hereby made, mutatis mutandis, to and in favour of the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders, it being understood that (i) any document required to be delivered to the Trustee pursuant to such covenants shall be delivered to the Finnvera Facility B Agent in accordance with and upon application of this Article 11; and (ii) immediately upon the deletion of (x) Section 4.15 of the Trust Indenture from the Trust Indenture and (y) all covenants of a similar nature from any and all other agreements evidencing unsecured Indebtedness of the Borrower, Section 4.15 of the Trust Indenture, as applied herein pursuant to this Article 11, shall cease to be so applicable and shall not benefit any of the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders. All such covenants, together with the definitions contained in the Trust Indenture of the defined terms used in such Article 4, are incorporated by reference herein. To the extent the context permits, all references to “this Agreement”, “this Indenture”, “hereto”, “hereunder”, “hereof” or “herein” shall be construed as referring to this Agreement and not the Trust Indenture. In addition, the Borrower agrees as follows:

11.1.	Notice of Certain Events

The Borrower shall advise the Finnvera Facility B Agent forthwith upon the occurrence of any of the following events:

11.1.1.

the commencement of any proceeding or investigation by or before any governmental body and any action or proceeding before any court or arbitrator against any of the Borrower, the Subsidiary Guarantors and the Future Guarantors (if any), or any of their respective property, assets or activities which could reasonably be expected to result in a Material Adverse Change; and

11.1.2.	any Default or Event of Default, specifying in each case the relevant details and the action contemplated in this respect.

11.2.	Payment of Fees and Other Expenses

Whether the transactions contemplated by this Agreement are concluded or not and whether or not any part of the Tranche B Credit is actually advanced, in whole or in part, the Borrower shall pay all fees, premiums and reasonable costs and expenses relating to the Tranche B Credit (in each case, subject to providing the Borrower with supporting documentation in relation thereto), including in particular:

11.2.1.

the reasonable legal fees, costs and expenses incurred by Finnvera, the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders for (i) the negotiation, drafting, signing and/or service of the Commitment Fee Letter, this Agreement, the ECA Guarantee and all documents accessory thereto, (ii) any amendments, renunciations, consents or examinations pertaining to the Commitment Fee Letter, this Agreement, the ECA Guarantee and such accessory documents, and (iii) any enforcement of or the making of any claim under the ECA Guarantee; and

11.2.2.	without duplication with subsection 11.2.1, all Tranche B Fees.

All amounts due to the Finnvera Facility B Agent, the Security Agent and the Tranche B Lenders pursuant hereto shall bear interest at the Default Rate from the date of their disbursement or undertaking or, in the case of the Commitment Fee, the Finnvera Handling Fee (if any) and the Tranche B Fees, from the date on which they become due and payable, until the Borrower has repaid same in full, with interest on unpaid interest at the Default Rate. The obligations of the Borrower under this Section 11.2 shall subsist notwithstanding the full repayment of the Tranche B Loan under the provisions hereof.

11.3.	ECA Guarantee

If (i) the ECA Guarantee is illegal or becomes illegal or is terminated or no longer in full force and effect or (ii) Finnvera is released from any liability thereunder, and the events in (i) or (ii) above in any way restrict the rights or remedies of the Finnvera Facility B Agent under the ECA Guarantee in respect of any amounts already disbursed to the Borrower by way of Tranche B Advances and any interest accrued thereon (such amounts, the “Affected Amounts”), the Borrower shall, within 10 days following the date on which the Finnvera Facility B Agent makes a written demand therefor, find a replacement guarantee or other instrument satisfactory to all Tranche B Lenders, unless within such 10 day period all Tranche B Lenders confirm in writing that the Borrower is released from its obligations under this covenant.

11.4.	Future Guarantors

The Borrower shall cause each Person that becomes a Wholly Owned Restricted Subsidiary of the Borrower following the Signing Date (a “Future Guarantor”) to become a Subsidiary Guarantor hereunder and to execute and deliver to the Security Agent, for the rateable benefit of the Tranche B Lenders, a Subsidiary Guarantee in the form attached hereto as Schedule F and an opinion of counsel to such Wholly Owned Subsidiary, in form and substance reasonably satisfactory to the Security Agent and the Tranche B Lenders. In addition, the Borrower shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any other Indebtedness (including Back-to-Back Debt) of the Borrower or any of its Restricted Subsidiaries unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers the Subsidiary Guarantee referred to above, which Subsidiary Guarantee shall be senior to or pari passu with such Subsidiary’s guarantee of such other Indebtedness. For the purposes of this Section 11.4, capitalized terms used but not defined in Schedule G shall have the meanings ascribed to them in the Trust Indenture.

12.	EVENTS OF DEFAULT AND REALIZATION

12.1.	Events of Default

The occurrence of any of the following events shall constitute an Event of Default unless remedied within the prescribed delays or renounced in writing:

12.1.1.

if the Borrower fails to pay the ECA Premium B or make any payment of interest or principal with respect to the Tranche B Loan when due (including; without limitation, any payment due pursuant to Article 9); or

12.1.2.

if the Borrower or any Subsidiary Guarantor fails to respect any of its obligations and undertakings under this Agreement or another undertaking of the Borrower or such Subsidiary Guarantor with respect to the Tranche B Loan not otherwise contemplated by this Section 12.1.2 and has not remedied the Default within 30 days following the date on which the Finnvera Facility B Agent or the Security Agent, as the case may be, has given written notice to the Borrower or such Subsidiary Guarantor; or

12.1.3.

if any statements, attestation, financial statement, report, data, representation or warranty, which was given by, for the account of, or in the name of, the Borrower to the Finnvera Facility B Agent, the Security Agent or the Tranche B Lenders with respect to this Agreement, is revealed at any time to be misleading or incorrect in any material respect when it was made, and if any event or circumstance which makes such statement, attestation, financial statement, report, data, representation or warranty misleading in any material respect is capable of being remedied, such action as may be required to remedy same shall not have been completed within 15 days of the earlier of (a) the Finnvera Facility B Agent notifying the Borrower of such breach, or (b) the Borrower notifying the Finnvera Facility B Agent of the default in accordance with subsection 11.1.2; or

12.1.4.

a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined in the Trust Indenture) by the Borrower or any Subsidiary Guarantor or Future Guarantor (if any), or the payment of which is guaranteed by the Borrower or any Subsidiary Guarantor or Future Guarantor (if any), whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity (as defined in the Trust Indenture), and, in each case under (a) or (b) above except where such case arises under or in connection with the Tranche A Loan (in which such case the following proviso shall not apply), the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$25.0 million or more; or

12.1.5.	an Event of Default (as such term is defined in the Credit Agreement) under Section 14.1.9 of the Credit Agreement; or

12.1.6.

a failure by the Borrower or any Subsidiary Guarantor or Future Guarantor (if any) to pay final, non-appealable judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

12.1.7.

the Borrower or any of its Significant Subsidiaries (as defined in the Trust Indenture) or any group of Subsidiaries (as defined in the Trust Indenture) that, when taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Trust Indenture): (A) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law; (B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up; (C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; (E) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; or (F) seeks a stay of proceedings against it or proposes or gives notice or intention to propose a compromise, arrangement or reorganization of any of its debts or obligations under any Bankruptcy Law; or

12.1.8.

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law (as defined in the Trust Indenture) that: (A) is for relief against the Borrower or any of its Significant Subsidiaries (as defined in the Trust Indenture) or any group of Subsidiaries (as defined in the Trust Indenture) that, when taken together, would constitute a Significant Subsidiary, in an involuntary case; or (B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; (C) orders the liquidation of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or (D) orders the presentation of any plan or arrangement, compromise or reorganization of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; and in the case of (A) to (D) above such order or decree remains unstayed and in effect for 60 consecutive days; or

12.1.9.	if any Subsidiary Guarantee of a Significant Subsidiary (as defined in the Trust Indenture) ceases, or the Subsidiary Guarantees of any group of Subsidiaries (as defined in the Trust Indenture) that, when taken together, would constitute a Significant Subsidiary cease, to be in full force and effect (other than in accordance with the terms of any such Subsidiary Guarantee(s)) or if any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee, or a group of Subsidiary Guarantors that, when taken together, would constitute a Significant Subsidiary deny or disaffirm their obligations under their respective Subsidiary Guarantees.

12.2.	Remedies

If an Event of Default occurs under subsection 12.1.7 or 12.1.8, the Tranche B Loans shall immediately become due and exigible, without presentation, demand, protest or other notice of any nature, to which the Borrower hereby expressly renounces. If any other Event of Default occurs, the Finnvera Facility B Agent may, at its option, and shall if required to do so by the Tranche B Lenders, declare immediately due and exigible, without presentation, demand, protest or other notice of any nature, to which the Borrower hereby expressly renounces, notwithstanding any provision to the contrary effect in this Agreement:

12.2.1.

the entire amount of the Tranche B Loan, in principal and interest. The Borrower shall not have the right to invoke against the Tranche B Lenders any defence or right of action, indemnification or compensation of any nature or kind whatsoever; and

12.2.2.	an amount equal to the amount of losses, costs and expenses assumed by the Tranche B Lenders and referred to in Section 6.2; and

the Tranche B Credit shall cease and as and from such time shall be cancelled, and the Tranche B Lenders may exercise all of their rights and recourses under the provisions of this Agreement. For greater certainty, from and after the occurrence of any Default or Event of Default, the Tranche B Lenders shall not be obliged to make any further Tranche B Advances under the Tranche B Credit.

12.3.	Bankruptcy and Insolvency

If the Borrower files a notice of intention to file a proposal, or files a proposal under the Bankruptcy and Insolvency Act, or if the Borrower obtains the permission of the court to file a Plan of Arrangement under the Companies’ Creditors Arrangements Act, and if a stay of proceedings is obtained or ordered under the provisions of either of those statutes, without prejudice to the Tranche B Lenders’ rights to contest such stay of proceedings, the Borrower covenants and agrees to continue to pay interest on all amounts due to the Tranche B Lenders in accordance with the provisions hereof. In this regard, the Borrower acknowledges that permitting the Borrower to continue to use the proceeds of the Tranche B Loan constitutes valuable consideration provided after the filing of any such proceeding in the same way that permitting the Borrower to use leased premises constitutes such valuable consideration.

12.4.	Notice

Except where otherwise expressly provided herein, no notice or demand of any nature is required to be given to the Borrower by the Finnvera Facility B Agent, the Security Agent or the Tranche B Lenders in order to put the Borrower in default, the latter being in default by the mere lapse of time granted to perform an obligation or by forfeiture of the term or by the simple occurrence of a Default or by any other cause provided for by law.

12.5.	Relations with the Borrower

Each of the Finnvera Facility B Agent and the Security Agent may grant delays, take security or renounce thereto, accept compromises, grant acquittances and releases and otherwise negotiate with the Borrower as it deems advisable without in any way diminishing the liability of the Borrower or prejudicing the rights of the Tranche B Lenders.

13.	JUDGMENT CURRENCY

13.1.	Rules of Conversion

If for the purpose of obtaining judgment in any court or for any other purpose hereunder, it is necessary to convert an amount due, advanced or to be advanced hereunder from the currency in which it is due (the “First Currency”) into another currency (the “Second Currency”) the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Finnvera Facility B Agent could purchase, in the Canadian money market or the Canadian exchange market, as the case may be, the First Currency with the Second Currency on the date on which the judgment is rendered, the sum is exigible or advanced or to be advanced, as the case may be. The Borrower agrees that its obligations in respect of any First Currency due from it to the Tranche B Lenders in accordance with the provisions hereof shall, notwithstanding any judgment rendered or payment made in the Second Currency, be discharged by a payment made to the Finnvera Facility B Agent on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Finnvera Facility B Agent may, in accordance with normal banking procedures, purchase on the Canadian money market or the Canadian foreign exchange market, as the case may be, the First Currency with the amount of the Second Currency so paid or which a judgment rendered exigible; and if the amount of the First Currency which may be so purchased is less than the amount originally due in the First Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Tranche B Lenders against such deficiency.

13.2.	Determination of an Equivalent Currency

If, in their discretion, the Tranche B Lenders or the Finnvera Facility B Agent choose or, pursuant to the terms of this Agreement, are obliged to choose the equivalent in Canadian Dollars of any securities or amounts expressed in US Dollars or the equivalent in US Dollars of any securities or amounts expressed in Canadian Dollars, the Finnvera Facility B Agent, in accordance with the conversion rules as stipulated in Section 13.1.

13.2.1.	on the date indicated in the Tranche B Notice of Borrowing as the date of a request for a Tranche B Advance; and

13.2.2.	at any other time which in the opinion of the Tranche B Lenders is desirable,

may, using the spot rate of the Finnvera Facility B Agent on such date, determine the equivalent in Canadian Dollars or in US Dollars, as the case may be, of any security or amount expressed in the other currency pursuant to the terms hereof. Immediately following such determination, the Finnvera Facility B Agent shall inform the Borrower of the conclusion which the Tranche B Lenders have reached.

14.	ASSIGNMENT

14.1.	Assignment by the Borrower

The rights of the Borrower under the provisions hereof are purely personal and may not be transferred or assigned, and the Borrower may not transfer or assign any of its obligations, such assignment being null and of no effect opposite the Tranche B Lenders and rendering any balance outstanding of the amounts referred to in Section 12.2 immediately due and exigible at the option of the Tranche B Lenders and further releasing the Tranche B Lenders from any obligation to make any further Tranche B Advances under the provisions hereof.

14.2.	Assignments and Transfers by the Tranche B Lenders

14.2.1.

Subject to the written approval of Finnvera, each Tranche B Lender may, at its own cost, assign or transfer to a Person entitled to lend money in Canada (the “Tranche B Assignee”) in accordance with this Article up to 100% of its rights, benefits and obligations hereunder with the prior written consent of the Borrower, which shall not be unreasonably withheld or delayed. After the occurrence of an Event of Default, any Tranche B Lender may transfer all or any part of its rights, benefits and obligations hereunder to any Person, without the consent of the Borrower, but upon notice to the Finnvera Facility B Agent and the Borrower and subject to the consent of Finnvera.

14.2.2.

Notwithstanding subsection 14.2.1, each Tranche B Lender shall be entitled to assign or transfer, at its own cost and without the consent of the Borrower, in accordance with the other provisions of this Article 14, its rights, benefits and obligations hereunder, in whole or in part, (i) to Finnvera; (ii) subject to the written approval of Finnvera, after the Availability Period; or (iii) subject to the written approval of Finnvera, to a parent or subsidiary corporation or an Affiliate of such Tranche B Lender.

14.2.3.

Notwithstanding anything in this Article 14, a Tranche B Lender may not assign or transfer any of its rights, benefits and obligations hereunder, in whole or in part, unless such Tranche B Lender also assigns and transfers, in its capacity as Tranche A Lender (as defined in the Credit Agreement) and concurrently therewith, the same portion of its rights, benefits and obligations with respect to the Tranche A Loan to the same assignee.

14.3.	Transfer Agreement

If a Tranche B Lender wishes to assign or transfer all or any of its rights, benefits and obligations hereunder in accordance with Section 14.2, then such assignment or transfer shall be effected by the execution and delivery of a duly completed and executed Finnvera Transfer Agreement by such Tranche B Lender to the Finnvera Facility B Agent together with a transfer fee of Cdn.$3,500 (except where the Tranche B Assignee is Finnvera, in which case no such transfer fee shall be payable), at least 5 Business Days prior to the effective date of such transfer, whereupon, to the extent that in such Finnvera Transfer Agreement such Tranche B Lender seeks to assign or transfer its rights and obligations hereunder:

14.3.1.

such Tranche B Lender shall be released from further obligations to the Borrower with respect to the portion of the obligations of such Tranche B Lender assumed by the Tranche B Assignee under this Agreement;

14.3.2.

the Tranche B Assignee shall assume the obligations of such Tranche B Lender under this Agreement and acquire the rights of such Tranche B Lender in respect of the Borrower, without novation of the Borrower’s obligations;

14.3.3.

the Finnvera Facility B Agent, such Tranche B Lender and the Tranche B Assignee shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Tranche B Assignee been an original party hereto with the obligations under this Agreement assumed and the rights acquired by it as a result of such assignment or transfer; and

14.3.4.	the Borrower, the Finnvera Facility B Agent and such Tranche B Lender shall all execute such documents and perform such acts as may be required to give effect to the transfer or assignment.

14.4.	Notice

The Finnvera Facility B Agent shall promptly deliver an executed copy of any Finnvera Transfer Agreement to each party thereto.

14.5.	Sub-Participations

A Tranche B Lender may, at its own cost, grant one or more sub-participations in its rights, benefits and obligations hereunder, provided that, notwithstanding any such sub-participation, such Tranche B Lender shall remain, insofar as the Borrower and the Finnvera Facility B Agent are concerned, as the Tranche B Lender responsible hereunder, and the Borrower shall not be obliged to recognize any such sub-participant as having the rights against it which it would have if it had been a party hereto.

14.6.	General

Notwithstanding anything contained in this Article:

14.6.1.

The Finnvera Facility B Agent shall act as agent for each Tranche B Assignee and, in this connection, with respect to all decisions, notices and other matters relating to anything referred to in this Agreement, the Borrower shall only be obliged to give notice to or request consents from the Finnvera Facility B Agent; and

14.6.2.

the amounts payable by the Borrower under this Agreement shall not increase, whether in respect of withholding on account of taxes or otherwise, as a result of any such assignment or transfer to a Tranche B Assignee which is a non-resident of Canada as defined in the Income Tax Act (Canada).

15.	SUBSIDIARY GUARANTEES

15.1.	Guarantee

Subject to this Article 15, each of the Subsidiary Guarantors hereby unconditionally guarantees to the Security Agent for the ratable benefit of the Tranche B Lenders, and their respective permitted successors and assigns (a) the due and punctual payment of all amounts due hereunder, in principal and interest, whether at maturity, by acceleration, or otherwise, and, to the extent permitted by law, the due and punctual performance of all other liabilities and obligations of the Borrower hereunder (collectively, the “Obligations”), all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of the Finnvera Facility B and the

Tranche B Advances made thereunder or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration pursuant to Section 12.2 hereof, or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Subsidiary Guarantor hereby agrees that its obligations with regard to its Subsidiary Guarantee shall be solidary (i.e. joint and several), unconditional, irrespective of the validity or enforceability of the obligations of the Borrower under this Agreement, the absence of any action to enforce the same, the recovery of any judgment against the Borrower or any other obligor with respect to this Agreement or the Obligations, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Security Agent, the Finnvera Facility B Agent, the Tranche B Lenders or the Borrower (each a “Benefited Party”), as a condition of payment or performance by such Subsidiary Guarantor, to (1) proceed against the Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Obligations under the Subsidiary Guarantees or any other Person, (2) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Borrower or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Obligations under the Subsidiary Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Borrower and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except to the extent expressly provided herein, each Subsidiary Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in its Subsidiary Guarantee and this Agreement.

If any of the Security Agent, the Finnvera Facility B Agent or the Tranche B Lenders is required by any court or otherwise to return to the Borrower, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Subsidiary Guarantors, any amount paid either to the Security Agent, the Finnvera Facility B Agent or such Tranche B Lender, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Security Agent, the Finnvera Facility B Agent, the Tranche B Lenders or the Tranche A Lenders in respect of any obligations guaranteed hereby or in connection with the Tranche A Loan until payment in full of all obligations guaranteed hereby or thereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Security Agent, the Finnvera Facility B Agent and the Tranche B Lenders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 12.2 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 12.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Security Agent, the Finnvera Facility B Agent or the Tranche B Lenders.

15.2.	Limitation on Subsidiary Guarantor Liability

Each Subsidiary Guarantor, the Security Agent and each Tranche B Lender hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for the purposes of any federal or provincial law relating to bankruptcy or insolvency to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Security Agent, the Tranche B Lenders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under this Article 15 shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 15, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance. In addition, the liability of each Subsidiary Guarantor governed by the Companies Act (Quebec) under its Subsidiary Guarantee shall be limited to the maximum amount permitted under Section 123.66 of the Companies Act (Quebec). To that end, but only to the extent such obligations would otherwise be avoidable, the obligations of the Subsidiary Guarantor under this Article 15 shall be limited to the maximum amount that, after giving effect to the incurrence thereof, would not render the Subsidiary Guarantor insolvent or unable to pay its debts as they mature.

15.3.	Subsidiary Guarantors May Consolidate, etc., on Certain Terms

No Subsidiary Guarantor may consolidate, merge or amalgamate with or into (whether or not such Subsidiary Guarantor is the surviving corporation) another Person whether or not affiliated with such Subsidiary Guarantor unless:

15.3.1.

the Person formed by or surviving any such consolidation, merger or amalgamation (if other than a Subsidiary Guarantor or the Borrower) unconditionally assumes all the obligations of such Subsidiary Guarantor under this Agreement and the Subsidiary Guarantee pursuant to a supplemental agreement in form and substance reasonably satisfactory to the Security Agent; and

15.3.2.	the Subsidiary Guarantor or the successor or surviving corporation, as applicable, complies with the requirements of Article 5 of the Trust Indenture.

In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental agreement executed and delivered and satisfactory in form and substance to the Security Agent, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Agreement as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 of the Trust Indenture and notwithstanding subsections 15.3.1 and 15.3.2 above, nothing contained in this Agreement shall prevent any consolidation, merger or amalgamation of a Subsidiary Guarantor with or into the Borrower or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Borrower or another Subsidiary Guarantor.

15.4.	Releases

15.4.1.

In the event of a release of a Subsidiary Guarantor from its obligations under the guarantee it has provided in connection with the Trust Indenture (the “Trust Indenture Guarantee”), the whole pursuant to and in accordance with the terms and conditions of Section 10.05 of the Trust Indenture, and upon delivery by such Subsidiary Guarantor to the Security Agent of all documents executed by the Trustee (as defined in the Trust Indenture) evidencing such a release, such Subsidiary Guarantor shall be released and relieved of its obligations under the Subsidiary Guarantee and the Security Agent shall execute and deliver any documents reasonably required in order to evidence the foregoing release.

15.4.2.

All other releases of any Subsidiary Guarantor from its obligations under the Trust Indenture Guarantee not contemplated under Section 10.05 of the Trust Indenture shall not operate as a release of such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee without the prior written consent of the Tranche B Lenders.

15.4.3.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of the Tranche B Loan and for the other obligations of any Subsidiary Guarantor under this Agreement.

15.5.	Authorization of Security Agent

Each Tranche B Lender hereby irrevocably appoints and authorizes the Security Agent to act as its agent for the purposes of the Guarantees provided under this Article 15 with such powers as are expressly delegated to the Security Agent by the terms hereof together with such other powers as are reasonably incidental thereto and undertakes not to take any action on its own. All relevant provisions of Article 17 shall apply to and are hereby adopted in respect of, mutatis mutandis, the Security Agent and the agency relationship created under this Section 15.5.

16.	MISCELLANEOUS

16.1.	Notices

Except where otherwise specified herein, all notices, requests, demands or other communications between the parties hereto shall be in writing and shall be deemed to have been duly given or made to the party to whom such notice, request, demand or other communication is given or permitted to be given or made hereunder, when delivered to the party (by certified mail, postage prepaid, or electronic mail or by facsimile or by physical delivery) to the address of such party and to the attention indicated under the signature of such party or to any other address which the parties hereto may subsequently communicate to each other in writing. Notwithstanding the foregoing, any notice shall be deemed to have been received by the party to whom it is addressed (a) upon receipt if sent by mail and (b) if e-mailed or telecopied before 3:00 P.M. (time of recipient) on a Business Day, on that day and if telecopied after 3:00 P.M. (time of recipient) on a Business Day, on the Business Day next following the date of transmission. If normal postal or electronic mail or telecopier service is interrupted by strike, work slow-down, fortuitous event or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other party.

16.2.	Amendment and Waiver

The rights and recourses of the Tranche B Lenders under this Agreement are cumulative and do not exclude any other rights and recourses which the Tranche B Lenders might have, and no omission or delay on the part of the Tranche B Lenders in the exercise of any right shall have the effect of operating as a waiver of such right, and the partial or sole exercise of a right or power will not prevent the Tranche B Lenders from exercising thereafter any other right or power. The provisions of this Agreement may only be amended or waived by an instrument in writing (and not orally) in each case signed by the Finnvera Facility B Agent with the approval of the requisite majority of the Tranche B Lenders.

16.3.	Determinations Final

In the absence of any manifest error, any determinations to be made by the Tranche B Lenders in accordance with the provisions hereof, when made, are final and irrevocable for all parties.

16.4.	Entire Agreement

The entire agreement between the parties is expressed herein, and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties. All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of this Agreement are hereby deemed to be null.

16.5.	Indemnification and Compensation

In addition to the other rights now or hereafter conferred by law, and without limiting such rights, if a Default or Event of Default should occur, each Tranche B Lender, the Finnvera Facility B Agent and the Security Agent is hereby authorized by the Borrower, at any time and from time to time, subject to the obligation to give notice to the Borrower subsequently and within a reasonable delay, to indemnify, compensate, use and allocate any deposit (general or special, term or demand, including, without limitation, any debt evidenced by certificates of deposit, whether or not matured) and any other debt at any time held or due by the Tranche B Lenders to the Borrower or to its credit or its account, with respect to and on account of any obligation and indebtedness of the Borrower to the Tranche B Lenders in accordance with the provisions hereof, including, without limitation, the accounts of any nature or kind which flow from or relate to this Agreement, whether or not the Finnvera Facility B Agent has made demand under the terms hereof or has declared the amounts referred to in Section 12.2 as exigible in accordance with the provisions of that Section and even if such obligation and debt or either of them is a future or unmatured debt.

16.6.	Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

16.7.	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, but all of the separate counterparts shall constitute one single document.

16.8.	Applicable Law

This Agreement, its interpretation and its application shall be governed by the Laws of the Province of Quebec and the Laws of Canada applicable therein.

16.9.	Severability

Each provision of this Agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Agreement is null or unenforceable shall in no way affect the validity of the other provisions of this Agreement or the enforceability thereof. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Borrower hereby waives any provision of any Laws which renders any provision hereof prohibited or unenforceable in any respect.

16.10.	Further Assurances

The Borrower covenants and agrees that, at the request of the Finnvera Facility B Agent, the Borrower will at any time and from time to time execute and deliver such further and other documents and instruments and do all acts and things as the Finnvera Facility B Agent in its absolute discretion requires in order to evidence the indebtedness of the Borrower under this Agreement or otherwise.

16.11.	Good Faith and Fair Consideration

Each party hereto acknowledges and declares that it has entered into this Agreement freely and of its own will. In particular, each party hereto acknowledges that this Agreement was freely negotiated by the Borrower and the Tranche B Lenders in good faith, that this Agreement does not constitute a contract of adhesion, that there was no exploitation of the Borrower by the Tranche B Lenders, and that there is no serious disproportion between the consideration provided by the Tranche B Lenders and that provided by the Borrower.

16.12.	Responsibility of the Lenders

Each Tranche B Lender shall be solely responsible for the performance of its own obligations hereunder. Accordingly, no Tranche B Lender is in any way jointly and severally or solidarily responsible for the performance of the obligations of any other Tranche B Lender.

16.13.	Indemnity

The Borrower agrees to indemnify and defend each of the Finnvera Facility B Agent, the Security Agent and each Tranche B Lender, and their respective directors, officers, agents and employees from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind which at any time or from time to time may be asserted against or incurred or paid by any of them for or in connection with, arising directly or indirectly from or relating to: (i) the participation of the Finnvera Facility B Agent, the Security Agent or of any of the Tranche B Lenders in the transactions contemplated by this Agreement, (ii) any Tranche B Advance or the use or proposed use of the proceeds therefrom, (iii) the role of the Finnvera Facility B Agent, the Security Agent or the Tranche B Lenders in any investigation, litigation or other proceeding brought or threatened relating to the Tranche B Credit, and/or (iv) the compliance with or enforcement of any of their rights or obligations hereunder, including without limitation:

16.13.1.	the fees and disbursements of counsel;

16.13.2.	the costs of defending, counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of any settlement; and

16.13.3.

other than losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the indemnified party, as determined by a final judgment of a court of competent jurisdiction.

16.14.	Language

The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

17.	THE FINNVERA FACILITY B AGENT AND THE TRANCHE B LENDERS

17.1.	Authorization of Finnvera Facility B Agent

Each Tranche B Lender hereby irrevocably appoints and authorizes the Finnvera Facility B Agent to act for all purposes as its agent hereunder (including, without limitation, its role as guarantee holder of the ECA Guarantee for and on behalf of the Tranche B Lenders pursuant to the ECA Guarantee) with such powers as are expressly delegated to the Finnvera Facility B Agent by the terms of this Agreement and/or the ECA Guarantee, together with such other powers as are reasonably incidental thereto and undertakes not to take any action on its own. Notwithstanding the provisions of the Civil Code of Quebec relating to contracts generally and to mandate, the Finnvera Facility B Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. As to any matters not expressly provided for by this Agreement, the Finnvera Facility B Agent shall act hereunder or in connection herewith in accordance with the instructions of the Tranche B Lenders in accordance with the provisions of this Article 17, but, in the absence of any such instructions, the Finnvera Facility B Agent may (but shall not be obliged to) act as it shall deem fit in the best interests of the Tranche B Lenders, and any such instructions and any action taken by the Finnvera Facility B Agent in accordance herewith shall be binding upon each Tranche B Lender. The Finnvera Facility B Agent shall not, by reason of this Agreement and/or the ECA Guarantee, be deemed to be a trustee for the benefit of any Tranche B Lender, the Borrower or any other Person and the Finnvera Facility B Agent’s duties under this Agreement and/or the ECA Guarantee are solely mechanical and administrative in nature. Neither the Finnvera Facility B Agent nor any of its directors, officers, employees or agents shall be responsible to the Tranche B Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any certificate or other document referred to, or provided for in (including, without limitation, the ECA Guarantee), or received by any of them under, this Agreement and/or the ECA Guarantee, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other document referred to or provided for herein (including, without limitation, the ECA Guarantee) or any collateral provided for hereby or for any failure by the Borrower to perform its obligations hereunder. The Finnvera Facility B Agent may employ agents and attorneys-in-fact to assist the Finnvera Facility B Agent and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Finnvera Facility B Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them under or in connection herewith (including, without limitation, the ECA Guarantee), except for its or their own gross negligence or wilful misconduct.

17.2.	Finnvera Facility B Agent’s Responsibility

17.2.1.

The Finnvera Facility B Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex or facsimile) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal advisers, independent accountants and other experts selected by the Finnvera Facility B Agent. The Finnvera Facility B Agent may deem and treat each Tranche B Lender as the holder of the Tranche B Commitment in the Tranche B Loan made by such Tranche B Lender for all purposes hereof unless and until a Tranche B Assignment has been completed in accordance with Section 14.2.

17.2.2.	The Finnvera Facility B Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless the Finnvera Facility B Agent has received notice from a Tranche B Lender or the Borrower describing such a Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Finnvera Facility B Agent receives such a notice of the occurrence of a Default or Event of Default or otherwise becomes aware that a Default or Event of Default has occurred, the Finnvera Facility B Agent shall promptly give notice thereof to the Tranche B Lenders. The Finnvera Facility B Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Tranche B Lenders in accordance with the provisions of this Article 17 provided that, unless and until the Finnvera Facility B Agent shall have received such directions, the Finnvera Facility B Agent may (but shall not be obliged to) take such action, or refrain from taking such action, with respect to such a Default or Event of Default as it shall deem advisable in the best interest of the Tranche B Lenders.

17.2.3.

The Finnvera Facility B Agent shall have no responsibility, (a) to the Borrower on account of the failure of any Tranche B Lender to perform its obligations hereunder, or (b) to any Tranche B Lender on account of the failure of (i) the Borrower to perform its obligations hereunder or (ii) Finnvera to perform its obligations under the ECA Guarantee.

17.2.4.

Each Tranche B Lender severally represents and warrants to the Finnvera Facility B Agent that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuation of its Tranche B Commitment in the Tranche B Loan hereunder and has not relied on any information provided to such Tranche B Lender by the Finnvera Facility B Agent in connection herewith (including, without limitation, the ECA Guarantee), and each Tranche B Lender represents and warrants to the Finnvera Facility B Agent that it shall continue to make its own independent appraisal of the creditworthiness of the Borrower while the Tranche B Loan is outstanding or the Tranche B Lenders have any obligations hereunder.

17.3.	Rights of Finnvera Facility B Agent as Tranche B Lender

With respect to its Tranche B Commitment in the Tranche B Loan, the Finnvera Facility B Agent in its capacity as a Tranche B Lender shall have the same rights and powers hereunder as any other Tranche B Lender and may exercise the same as though it were not acting as the Finnvera Facility B Agent and the term “Tranche B Lender” shall, unless the context otherwise indicates, include the Finnvera Facility B Agent in its capacity as a Tranche B Lender. The Finnvera Facility B Agent may (without having to account therefor to any Tranche B Lender) accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower as if it were not acting as the Finnvera Facility B Agent and may accept fees and other consideration from the Borrower for customary services in connection with this Agreement and the Tranche B Loan and otherwise without having to account for the same to the Tranche B Lenders.

17.4.	Indemnity

Each Tranche B Lender agrees to indemnify the Finnvera Facility B Agent, to the extent not otherwise reimbursed by the Borrower, rateably in accordance with its respective Tranche B Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against, the Finnvera Facility B Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein (including, without limitation, the ECA Guarantee) or therein or the transactions contemplated hereby or thereby (excluding, unless a Default or Event of Default is apprehended or has occurred and is continuing, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents (including, without limitation, the ECA Guarantee), provided that no Tranche B Lender shall be liable for any of the foregoing to the extent they arise from the Finnvera Facility B Agent’s gross negligence or wilful misconduct.

17.5.	Notice by Finnvera Facility B Agent to Tranche B Lenders

As soon as practicable after its receipt thereof, the Finnvera Facility B Agent will forward to each Tranche B Lender a copy of each report, notice or other document required by this Agreement to be delivered to the Finnvera Facility B Agent for such Tranche B Lender.

17.6.	Protection of Finnvera Facility B Agent

17.6.1.

The Finnvera Facility B Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except (in the case of the Finnvera Facility B Agent) for notices, reports and other documents and information expressly required to be furnished to the Tranche B Lenders by the Finnvera Facility B Agent hereunder, the Finnvera Facility B Agent shall have no duty or responsibility to provide any Tranche B Lender with any credit or other information concerning the affairs or financial condition of the Borrower which may come to the attention of the Finnvera Facility B Agent, except where provided to the Finnvera Facility B Agent for the Tranche B Lenders, provided that such information does not confer any advantage to the Finnvera Facility B Agent as a Tranche B Lender over the other Tranche B Lenders. Nothing in this Agreement shall oblige the Finnvera Facility B Agent to disclose any information relating to the Borrower if such disclosure would or might, in the opinion of the Finnvera Facility B Agent, constitute a breach of any Laws or duty of secrecy or confidence.

17.6.2.

Unless the Finnvera Facility B Agent shall have been notified in writing or by telegraph, telex or facsimile by any Tranche B Lender, prior to the date of a Tranche B Advance requested hereunder or the Tranche B Rollover Date, that such Tranche B Lender does not intend to make available to the Finnvera Facility B Agent such Tranche B Lender’s proportionate share of such Tranche B Advance, based on its Tranche B Commitment, the Finnvera Facility B Agent may assume that such Tranche B Lender has made such Tranche B Lender’s Tranche B Commitment in such Tranche B Advance available to the Finnvera Facility B Agent on the date of such Tranche B Advance and the Finnvera Facility B Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Finnvera Facility B Agent by such Tranche B Lender, the Finnvera Facility B Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Finnvera Facility B Agent as being its cost of funds in the circumstances) on demand from such Tranche B Lender or, if such Tranche B Lender fails to reimburse the Finnvera Facility B Agent for such amount on demand, from the Borrower.

17.6.3.

Unless the Finnvera Facility B Agent shall have been notified in writing or by telegraph, telex or facsimile by the Borrower, prior to the date on which any payment is due hereunder, that the Borrower does not intend to make such payment, the Finnvera Facility B Agent may assume that the Borrower has made such payment when due and the Finnvera Facility B Agent may, in reliance upon such assumption, make available to each Tranche B Lender on such payment date an amount equal to such Tranche B Lender’s pro rata share of such assumed payment. If it is established that the Borrower has not in fact made such payment to the Finnvera Facility B Agent, each Tranche B Lender shall forthwith on demand repay to the Finnvera Facility B Agent the amount made available to such Tranche B Lender (together with interest at the rate determined by the Finnvera Facility B Agent as being its cost of funds in the circumstances).

17.7.	Notice by Tranche B Lenders to Finnvera Facility B Agent

Each Tranche B Lender shall endeavour to use its best efforts to notify the Finnvera Facility B Agent of the occurrence of any Default or Event of Default forthwith upon becoming aware of such event, but no Tranche B Lender shall be liable if it fails to give such notice to the Finnvera Facility B Agent.

17.8.	Sharing Among the Tranche B Lenders

Each Tranche B Lender agrees that as amongst themselves, except as otherwise provided for by the provisions of this Agreement, all amounts received by the Finnvera Facility B Agent, in its capacity as agent of the Tranche B Lenders, pursuant to this Agreement or any other document contemplated hereby (including, without limitation, in its role as guarantee holder for and on behalf of the Tranche B Lenders pursuant to the ECA Guarantee) (whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-claim or separate action, other than agency fees), and all amounts received by any Tranche B Lender in relation to this Agreement (including, without limitation, the ECA Guarantee) shall be shared by each Tranche B Lender pro rata, in accordance with their respective Tranche B Commitment and each Tranche B Lender undertakes to do all such things as may be reasonably required to give full effect to this Section 17.8. If any amount which is so shared is later recovered from the Tranche B Lender who originally received it, each other Tranche B Lender shall restore its proportionate share of such amount to such Tranche B Lender, without interest. The Finnvera Facility B Agent shall not be bound to account to any Tranche B Lender for any sum or the profit element of any sum received by it for its own account.

As a necessary consequence of the foregoing, each Tranche B Lender shall share, in a percentage equal to its Tranche B Commitment, any losses incurred as a result of any Default or Event of Default by the Borrower, and shall pay to the Finnvera Facility B Agent, within two (2) Business Days following a request by the Finnvera Facility B Agent, any amount required to ensure that such Tranche B Lender bears its pro rata share of such losses, if any. Such obligation to share losses shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, compensation, counterclaim, recoupment, defence or other right which such Tranche B Lender may have against the Finnvera Facility B Agent, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of any Default or Event of Default; (3) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (4) any breach of this Agreement by the Borrower or any other Person; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Tranche B Lender does not make available the amount required hereunder, the Finnvera Facility B Agent shall be entitled to recover such amount on demand from such Tranche B Lender, together with interest thereon (at the rate determined by the Finnvera Facility B Agent as being its cost of funds in the circumstances) from the date of non-payment until such amount is paid in full.

17.9.	Procedure with respect to Tranche B Advances

Subject to the provisions of this Agreement, upon receipt of a Tranche B Notice of Borrowing or a Notice of New Tranche B Designated Period from the Borrower and no later than three (3) Business Days prior to the date of the proposed Tranche B Advance or the Tranche B Rollover Date, the Finnvera Facility B Agent shall, without delay, advise each Tranche B Lender of the receipt of such notice, of the date of such Tranche B Advance or the Tranche B Rollover Date, of its proportionate share of the amount of each Tranche B Advance or continuation thereof and of the relevant details of the Finnvera Facility B Agent’s account(s). Each Tranche B Lender shall disburse its proportionate share of each Tranche B Advance, taking into account its Tranche B Commitment, and shall make it available to the Finnvera Facility B Agent on the date of the Tranche B Advance fixed by the Borrower, by depositing its proportionate share of the Tranche B Advance in the Finnvera Facility B Agent’s account in Canadian Dollars or US Dollars, as the case may be. Once the Borrower has fulfilled the conditions stipulated in this Agreement, the Finnvera Facility B Agent will make such amounts available to the Borrower on the date of the Tranche B Advance, at the Finnvera Facility Agency Branch, and, in the absence of other arrangements made in writing between the Finnvera Facility B Agent and the Borrower, by transferring or causing to be transferred an equivalent amount, in accordance with the instructions of the Borrower which appear in the Tranche B Notice of Borrowing with respect to each Tranche B Advance; however, the obligation of the Finnvera Facility B Agent with respect hereto is limited to taking the steps judged commercially reasonable in order to follow such instructions, and once undertaken, such steps shall constitute conclusive evidence that the amounts have been disbursed in accordance with the applicable provisions. The Finnvera Facility B Agent shall not be liable for damages, claims or costs imputed to the Borrower and resulting from the fact that the amount of a Tranche B Advance did not arrive at its agreed-upon destination.

17.10.	Accounts kept by each Tranche B Lender

Each Tranche B Lender shall keep in its books, in respect of its Tranche B Commitment, accounts for the Tranche B CDOR Advances and Tranche B LIBOR Advances (as the case may be) and other amounts payable by the Borrower to such Tranche B Lender under this Agreement. Each Tranche B Lender shall make appropriate entries showing, as debits, the amount of the debt of the Borrower to it in respect of the Tranche B CDOR Advances and Tranche B LIBOR Advances (as the case may be) the amount of all accrued interest and any other amount due to such Tranche B Lender pursuant hereto and, as credits, each payment or repayment of principal and interest made in respect of such indebtedness as well as any other amount paid to such Tranche B Lender pursuant hereto. These accounts shall constitute (in the absence of manifest error or of contradictory entries in the accounts of the Finnvera Facility B Agent referred to in Section 4.5) prima facie evidence of their content against the Borrower.

The accounts which are maintained by the Finnvera Facility B Agent shall constitute, except in the case of manifest error, prima facie proof of the amounts advanced by the Tranche B Lenders, the interest and other amounts due to them and the payments of principal, interest or others made to the Tranche B Lenders.

17.11.	Binding Determinations

The Finnvera Facility B Agent shall proceed in good faith to make any determination which is required in order to apply this Agreement and, once made, such determination shall be final and binding upon all parties, except in the case of manifest error.

17.12.	Amendment of Article 17

The provisions of this Article 17 relating to the rights and obligations of the Tranche B Lenders and the Finnvera Facility B Agent inter se may not be amended or added to, at any time or from time to time, without the consent and agreement of the Finnvera Facility B Agent and the Tranche B Lenders by way of an instrument in writing, which instrument in writing shall validly and effectively amend or add to any or all of the provisions of this Article affecting the Tranche B Lenders without requiring the execution of such instrument in writing by the Borrower.

17.13.	Decisions, Amendments and Waivers of the Tranche B Lenders

When the Tranche B Lenders may or must consent to an action or to anything or to accomplish another act in applying this Agreement, the Finnvera Facility B Agent shall request that each Tranche B Lender give its consent in this regard. Subject to the provisions of Section 17.14, all decisions taken by the Tranche B Lenders shall be taken as follows: a) if there are two Tranche B Lenders, by unanimous consent; b) if there are three or more Tranche B Lenders, by the Majority Tranche B Lenders. The Finnvera Facility B Agent shall confirm such consent to each Tranche B Lender and to the Borrower.

17.14.	Authorized Waivers, Variations and Omissions

If so authorized in writing by the Tranche B Lenders, the Finnvera Facility B Agent, on behalf of the Tranche B Lenders, may grant waivers, consents, vary the terms of this Agreement and do or omit to do all acts and things in connection herewith. Notwithstanding the foregoing, except with the prior written agreement of each of the Tranche B Lenders, nothing in Section 17.13 or this Section 17.14 shall authorize (i) any extension of the date for, or alteration in the amount, currency or mode of calculation or computation of any payment of principal or interest or other amount, (ii) any increase in size of the Finnvera Facility B or any increase in the Tranche B Commitment of a Tranche B Lender, (iii) any extension of any maturity date, (iv) any change in the terms of Article 17, (v) any change in the manner of making decisions among the Tranche B Lenders including the definition of Majority Tranche B Lenders, (vi) the release of the Borrower, the Subsidiary Guarantors or any Future Guarantor (as applicable), except as otherwise contemplated or provided herein, (vii) any change in or any waiver of the conditions precedent provided for in Article 8 or (viii) any amendment to this Section 17.14.

17.15.	Provisions for the Benefit of Tranche B Lenders Only

The provisions of this Article 17 relating to the rights and obligations of the Tranche B Lenders and Finnvera Facility B Agent inter se shall be operative as between the Tranche B Lenders and Finnvera Facility B Agent only, and the Borrower shall not have any rights or obligations under or be entitled to rely for any purposes upon such provisions. However, the provisions of subsection 17.2.3 shall be applicable as between the Borrower and the Finnvera Facility B Agent.

17.16.	Resignation of the Finnvera Facility B Agent

17.16.1.

Notwithstanding the irrevocable appointment of the Finnvera Facility B Agent, the Majority Tranche B Lenders and the Majority Tranche A Lenders (as defined in the Credit Agreement) may collectively (with the consent of the Borrower), upon giving the Finnvera Facility B Agent thirty (30) days prior written notice to such effect, terminate the Finnvera Facility B Agent’s appointment hereunder provided that a successor Finnvera Facility B Agent has been appointed at or prior to the expiry of such notice.

17.16.2.

The Finnvera Facility B Agent may resign its appointment hereunder at any time without giving any reason therefor by giving written notice to such effect to each of the other parties hereto. Such resignation shall not be effective until a successor Finnvera Facility B Agent has been appointed.

17.16.3.

In the event of any such notice of termination or resignation, the Majority Tranche B Lenders and the Majority Tranche A Lenders (as defined in the Credit Agreement) shall collectively appoint a successor Finnvera Facility B Agent that is willing to accept such role and is acceptable to the Borrower within thirty (30) days therefrom, deliver copies of all accounts to such successor and the retiring Finnvera Facility B Agent shall be discharged from any further obligations hereunder but shall remain entitled to the benefit of the provisions of this Article 17 and the Finnvera Facility B Agent’s successor and each of the other parties hereto shall have the same rights and obligations among themselves as they would have had if such successor originally had been a party hereto as Finnvera Facility B Agent. If the Majority Tranche B Lenders and the Majority Tranche A Lenders have not collectively appointed a successor Finnvera Facility B Agent within thirty (30) days of the delivery of any notice of termination or resignation as set forth above, the Finnvera Facility B Agent (with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) may appoint a successor Finnvera Facility B Agent.

18.	DECISIONS, AMENDMENTS AND WAIVERS

The Borrower agrees and acknowledges that in connection with any request made by it for any material amendment, consent or waiver under the Loan Documents, the Finnvera Facility B Agent shall seek the consent of Finnvera and comply with the written instructions and notices of Finnvera in respect of such request.

19.	CONFIDENTIALITY

Each of the Finnvera Facility B Agent and the Tranche B Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis, to its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (to the extent necessary to administer or enforce this Agreement) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be bound and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority); (c) to the extent required by Law or other legal process; (d) to any other party to this Agreement; (e) to the extent reasonable, in connection with the exercise of any remedies under this Agreement or any action or proceeding relating to this Agreement or the enforcement of rights under this Agreement; (f) subject to an agreement containing provisions substantially the same as those of this Article, to (x) any Tranche B Assignee or participant in, or any prospective Tranche B Assignee of or participant in, any of its rights or obligations under this Agreement and (y) any actual or prospective counterparty (or its advisors) to any swap, hedge, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations; (g) to any Person with the consent of the Borrower; (h) to any Person to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Article or (y) becomes available to the Finnvera Facility B Agent or any Tranche B Lender on a non-confidential basis from a source other than the Borrower and provided such source has not, to the knowledge of the Finnvera Facility B Agent or such Tranche B Lender, breached a duty of confidentiality owed to the Borrower, the Finnvera Facility B Agent or the Tranche B Lenders; (i) to Finnvera; or (j) to NSN, to the extent necessary in the reasonable opinion of the Finnvera Facility B Agent and only in respect of the mechanics of the disbursement of Tranche B Advances. For purposes of this Article, “Information” means all information relating to the Borrower or any of its Affiliates or any of their respective businesses including all information relating to the transactions contemplated by this Agreement, other than any such information that is available to the Finnvera Facility B Agent or any Tranche B Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Article shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Finnvera Facility B Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers. In addition, and notwithstanding anything in this Agreement to the contrary, the Finnvera Facility B Agent and the Tranche B Lenders may disclose the existence of the credit facilities established under this Agreement and non-sensitive information relating to same to Finnvera (who may publish same on their website), market data collectors, recognized trade publishers and similar service providers for general circulation in the loan market and/or for general advertising purposes.

Signature pages follow

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST MENTIONED HEREINABOVE.

VIDÉOTRON LTÉE, as Borrower

Per:	(signed)
Name:
Title:

Per:	(signed)
Name:
Title:

Contact Information:

612 Saint-Jacques Street, 13 Floor
Montreal, Quebec H3C 4M8
Attention: Treasurer
Fax: 514.380.1983
E-mail: chloe.poirier@quebecor.com

With a copy to:
Attention : Vice President, Legal Affairs
Fax: 514.985.8834
E-mail: marc.tremblay@quebecor.com

	LE SUPERCLUB VIDÉOTRON LTÉE, as Subsidiary Guarantor		VIDEOTRON US INC., as Subsidiary Guarantor

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

	Contact Information:		Contact Information:

	c/o Vidéotron Ltée		c/o Vidéotron Ltée
	612 Saint-Jacques Street, 13 Floor		612 Saint-Jacques Street, 13 Floor
	Montreal, Quebec H3C 4M8		Montreal, Quebec H3C 4M8
	Attention: Treasurer		Attention: Treasurer
	Fax: 514.380.1983		Fax: 514.380.1983
	E-mail: chloe.poirier@quebecor.com		E-mail: chloe.poirier@quebecor.com

	With a copy to:		With a copy to:
	Attention : Vice President, Legal Affairs		Attention : Vice President, Legal Affairs
	Fax: 514.985.8834		Fax: 514.985.8834
	E-mail: marc.tremblay@quebecor.com		E-mail: marc.tremblay@quebecor.com

	CF CÂBLE TV INC. / CF CABLE TV INC., as Subsidiary Guarantor		7215924 CANADA INC., as Subsidiary Guarantor

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Contact Information:

c/o Vidéotron Ltée

612 Saint-Jacques Street, 13 Floor

Montreal, Quebec H3C 4M8

Attention: Treasurer

Fax: 514.380.1983

E-mail: chloe.poirier@quebecor.com

With a copy to:

Attention : Vice President, Legal Affairs

Fax: 514.985.8834

E-mail: marc.tremblay@quebecor.com

Contact Information:

c/o Vidéotron Ltée

612 Saint-Jacques Street, 13 Floor

Montreal, Quebec H3C 4M8

Attention: Treasurer

Fax: 514.380.1983

E-mail: chloe.poirier@quebecor.com

With a copy to:

Attention : Vice President, Legal Affairs

Fax: 514.985.8834

E-mail: marc.tremblay@quebecor.com

9212-7919 QUÉBEC INC., as Subsidiary Guarantor

Per:	(signed)
Name:
Title:

Per:	(signed)
Name:
Title:

Contact Information:

c/o Vidéotron Ltée

612 Saint-Jacques Street, 13 Floor

Montreal, Quebec H3C 4M8

Attention: Treasurer

Fax: 514.380.1983

E-mail: chloe.poirier@quebecor.com

With a copy to:

Attention : Vice President, Legal Affairs

Fax: 514.985.8834

E-mail: marc.tremblay@quebecor.com

	HSBC BANK PLC, as Finnvera Facility B Agent and as Tranche B Lender		THE TORONTO-DOMINION BANK, as Security Agent and as Tranche B Lender

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Contact Information:

Credit Matters

Address:

Level 18, 8 Canada Square

Canary Wharf, London

E14 5HQ, United Kingdom

Attention:

Mark Looi

Tel: +44 (0) 20 7991 6255

Fax: +44 (0) 20 7992 4428

E-mail: mark.looi@hsbcib.com

Reference: FC 1311

Operational Matters

Address:

Level 18, 8 Canada Square

Canary Wharf, London

E14 5HQ, United Kingdom

Attention:

Alan Marshall

Tel: +44 (0) 20 7991 6293

Fax: +44 (0) 20 7992 4428

E-mail: alan.p.marshall@hsbcib.com

Reference: FC 1311

– and –

David Wilson

Tel: +44 (0) 7992 2569

Fax: +44 (0) 20 7992 4428

E-mail: David.a.wilson@hsbcib.com

Reference: FC 1311

Contact Information:

Credit Matters

Address:

The Toronto-Dominion Bank

77 King Street West

Royal Trust Tower, 19th Floor

Toronto, Ontario M5K 1A2

Attention:

Sumit Paliwal

Tel: 1.416.983.2803

Fax: 1.416.982-7838

E-mail: sumit.paliwal@tdsecurities.com

Operational Matters

Address:

TD Securities

Global Trade Finance

500 St-Jacques Street, 8th Floor

Montreal, Quebec H2Y 1S1

Attention:

Caroline Danneau

Tel: 514.289.0251

Fax: 514.289.1469

	CREDIT SUISSE AG, as Tranche B Lender		SUMITOMO MITSUI BANKING CORPORATION OF CANADA, as Tranche B Lender

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Per:	(signed)	Per:	(signed)
	Name:		Name:
	Title:		Title:

Contact Information:

Credit Matters

Address:

Credit Suisse AG, Export and Structured Trade

Finance, SGAM 316

Giesshübelstr. 30

8070 Zürich, Switzerland

Attention:

Ursula Rickli

Tel: 00 41 44 333 53 56

Fax: 00 41 44 333 21 04

E-mail: ursula.rickli@credit-suisse.com

Operational Matters

Address:

Credit Suisse AG, Export and Structured Trade

Finance, SGAM 331

Giesshübelstr. 30

8070 Zürich, Switzerland

Attention:

Dana Bjelos

Tel: 00 41 44 333 63 99

Fax: 00 41 44 333 79 80

E-mail: dana.bjelos@credit-suisse.com

Contact Information:

Credit Matters

Address:

Ernst & Young Tower, TD Centre

Suite 1400, Box 172, 222 Bay St.

Toronto, Ontario M5K 1H6

Attention:

Elwood Langley, Senior Vice President

Tel: 1.416.214.3606

Fax: 1.416.367.3565

E-mail: elwood_langley@smbcgroup.com

– or –

Ming Chang, Vice President

Tel: 1.416.368.4178

Fax: 1.416.367.3565

E-mail: Ming_Chang@smbcgroup.com

Operational Matters

Address:

Ernst & Young Tower, TD Centre

Suite 1400, Box 172, 222 Bay St.

Toronto, Ontario M5K 1H6

Attention:

Heather Nakamura, Manager

Tel: 1.416.214.3607

Fax: 1.416.367.3565

E-mail: heather_nakamura@smbcgroup.com

– or –

Andrew Yiu, Vice President

Tel: 1.416.368.7570

Fax: 1.416.367.3565

E-mail: andrew_yiu@smbcgroup.com

SCHEDULE A – LIST OF TRANCHE B LENDERS AND TRANCHE B COMMITMENTS

Tranche B Lender	Tranche B Commitment (%)

The Toronto-Dominion Bank	37.5%

HSBC Bank plc	37.5%

Credit Suisse AG	12.5%

Sumitomo Mitsui Banking Corporation of Canada	12.5%

Total	100%

SCHEDULE B1 – TRANCHE B NOTICE OF BORROWING

TO:	HSBC BANK PLC, as Finnvera Facility B Agent

FROM:	VIDÉOTRON LTÉE	DATE:

1) This Tranche B Notice of Borrowing is delivered to you pursuant to Section 4.1 of the Finnvera Facility B Credit Agreement dated as of November 13, 2009 between Vidéotron Ltée, as borrower, HSBC Bank plc, as facility agent, The Toronto-Dominion Bank, as security agent, and HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse AG and Sumitomo Mitsui Banking Corporation of Canada, as lenders (as amended, restated, supplemented or otherwise modified from time to time (the “Finnvera Facility B Credit Agreement”). Unless otherwise indicated herein, all defined terms set forth in this Tranche B Notice of Borrowing shall have the respective meanings set forth in Schedule G to the Finnvera Facility B Credit Agreement.

2) We hereby request a Cdn.$              (representing the CAD Equivalent of US$            ) Tranche B Advance under the Finnvera Facility B Credit Agreement as follows:

(a) Date of Tranche B Advance:

(b) Amount of Tranche B Advance:

(c) Tranche B Designated Period:

(d) Payment instruction (if any):

3) We have understood the provisions of the Finnvera Facility B Credit Agreement which are relevant to the furnishing of this Tranche B Notice of Borrowing. To the extent that this Tranche B Notice of Borrowing evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Finnvera Facility B Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

4) WE HEREBY CERTIFY THAT, as of the date hereof:

(a) All of the representations and warranties of the Borrower contained in Article 10 of the Finnvera Facility B Credit Agreement (except where qualified in such Article 10 as being made as at a particular date), are true and correct on and as of the date hereof as though made on and as of the date hereof.

(b) All of the covenants of the Borrower contained in Article 11 of the Finnvera Facility B Credit Agreement, together with all of the conditions precedent to a Tranche B Advance and all other terms and conditions contained in the Finnvera Facility B Credit Agreement have been fully complied with.

(c) No Event of Default (as defined in the Finnvera Facility B Credit Agreement) has occurred and no Default (as defined in the Finnvera Facility B Credit Agreement) has occurred and is continuing.

(d) Attached hereto are true and complete copies of: [list invoices, evidence of payment, receipts].

(e) We have already paid the amount of US$            (the “Purchase Price Portion”) to NSN in accordance with the NSN Contract for the goods and services of non-Canadian origin covered by the aforementioned documents. Amounts invoiced and paid relate to the value of such goods manufactured and supplied to date and of such services rendered to date.

(f) We have already paid the amount of US$            to NSN in accordance with the NSN Contract for the local services covered by the aforementioned documents. Amounts invoiced and paid relate to the value of such local services rendered to date.

5) WE FURTHER WARRANT THAT:

(a) The amount claimed in 2)(b) above is [less than or] equal to the CAD Equivalent of (x) 85% of the Purchase Price Portion and (y) costs for local services up to a maximum amount which, when combined with all amounts previously disbursed by the Tranche A Lenders in reimbursement of costs for local services, does not exceed 30% of the portion of the Purchase Price paid to date, [(in initial Tranche B Notice of Borrowing only, as applicable) plus Cdn.$             which represents all or part of the upfront portion of the ECA Premium B.]

(b) The amount claimed in 2)(b) above does not include any amounts which have already been claimed under any other Tranche B Notice of Borrowing.

(c) The amount claimed in 2)(b) above, when added to the principal amounts of all other Tranche B Advances made prior to the date hereof, does not exceed (i) the sum of (x) the CAD Equivalent of 85% of the portion of the Purchase Price paid to date, (y) the CAD Equivalent of costs for local services up to a maximum of 30% of such portion of the Purchase Price paid to date, and (z) 100% of the upfront portion of the ECA Premium B or (ii) the CAD Equivalent of the difference between US$100,000,000 and the aggregate of the USD Equivalent of each drawing made under the Credit Agreement (determined as of the date of each Tranche A Notice of Borrowing (as defined in the Credit Agreement) issued in connection therewith) in connection with the Tranche A Loan.

(d) The NSN Contract has not been terminated and has been in full force and effect as of the date of the invoice(s) to be financed under this Tranche B Notice of Borrowing.

6) We enclose a true and complete copy of a certificate of NSN relating to the invoices to be financed under this Tranche B Notice of Borrowing.

7) We undertake to supply you with such additional information and documentation and clarification as reasonably necessary in connection with the ECA Guarantee and agree not to hold you responsible for any delay in meeting the request for reimbursement under this Tranche B Notice of Borrowing occasioned by such request for information.

Yours truly,

VIDÉOTRON LTÉE

Per:

FORM OF SUPPLIER’S CERTIFICATE

FROM:	NOKIA SIEMENS NETWORKS CANADA INC., as the supplier under the NSN Contract

TO:	VIDÉOTRON LTÉE, as the purchaser under the NSN Contract

AND TO:	HSBC BANK PLC, as Finnvera Facility B Agent

DATED:

Re:

Term loan facility (the “Finnvera Facility B”) made available to Vidéotron Ltée (the “Borrower”) by HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse AG, Sumitomo Mitsui Banking Corporation of Canada and any other lenders from time to time (the “Tranche B Lenders”), guaranteed by Finnvera plc (the “ECA Guarantee”), and administered by HSBC Bank plc, as agent to the Tranche B Lenders (the “Finnvera Facility B Agent”), the whole in connection with the Master Purchase Agreement and the Care Agreement dated October 21, 2008 between the Borrower, as purchaser, and Nokia Siemens Networks Canada Inc., as supplier (collectively, and as amended, restated, supplemented or otherwise modified from time to time, the “NSN Contract”)

Dear Sirs:

1. We refer to the “Tranche B Notice of Borrowing and Certificate” dated             (the “Reimbursement Request”), which has been made available to us. We understand that the Borrower has requested a drawing under the Finnvera Facility B in order to reimburse a payment made in respect of the NSN Contract and we give this certificate in connection with such requested drawing.

2. We confirm that:

(i)	the NSN Contract has been in full force and effect and has not been terminated as of the date of the invoices to which the Reimbursement Request relates;

(ii)	the statements in paragraphs 4(e) and 4(f) of the Reimbursement Request Certificate are true and accurate in all respects;

(iii)

the amount claimed by the Borrower for reimbursement pursuant to the Reimbursement Request to which this certificate relates does not include any amount for which we have received a disbursement under the Finnvera Facility B or for which the Borrower has previously received a reimbursement under any document of which we have notice; and

(iv)	we have received from the Borrower 100% of the amount of the relevant invoice(s) to which the Reimbursement Request relates.

By:

Authorized Signatory

SCHEDULE B2 – NOTICE OF NEW TRANCHE B DESIGNATED PERIOD

AND CERTIFICATE

TO:	HSBC BANK PLC, as Finnvera Facility B Agent

FROM:	VIDÉOTRON LTÉE	DATE:

1) This Notice of New Tranche B Designated Period and Certificate is delivered to you pursuant to Section 4.3 of the Finnvera Facility B Credit Agreement dated as of November 13, 2009 between Vidéotron Ltée, as borrower, HSBC Bank plc, as facility agent, The Toronto-Dominion Bank, as security agent, and HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse AG and Sumitomo Mitsui Banking Corporation of Canada, as lenders (as amended, restated, supplemented or otherwise modified from time to time (the “Finnvera Facility B Credit Agreement”). Unless otherwise indicated herein, all defined terms set forth in this Notice of New Tranche B Designated Period and Certificate shall have the respective meanings set forth in Schedule G to the Finnvera Facility B Credit Agreement.

2) We hereby request that you continue the Tranche B Advances made under the Finnvera Facility B Credit Agreement as follows:

(a) Tranche B Rollover Date:

(b)    Amount of Tranche B Advances to be rolled over (minimum Cdn.$1,000,000 or such smaller amount corresponding to the Tranche B LIBOR Advance Amount or the Tranche B CDOR Advance Amount, as applicable, of the Tranche B Advances to be continued hereunder):

(c) New Tranche B Designated Period:

(d) Payment instruction (if any):

3) We have understood the provisions of the Finnvera Facility B Credit Agreement which are relevant to the furnishing of this Notice of New Tranche B Designated Period and Certificate. To the extent that this Notice of New Tranche B Designated Period and Certificate evidences, attests or confirms compliance with any covenants provided for in the Finnvera Facility B Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants have been complied with. For greater certainty, none of the conditions precedent provided for in the Finnvera Facility B Credit Agreement (other than that set forth in subsection 8.2.1 of the Finnvera Facility B Credit Agreement) shall apply in respect of this Notice of New Tranche B Designated Period and Certificate and the continuation of the Tranche B Advances requested hereunder.

4) WE HEREBY CERTIFY THAT, as of the date hereof:

(a) All of the representations and warranties of the Borrower contained in Article 10 of the Finnvera Facility B Credit Agreement (except where qualified in such Article 10 as being made as at a particular date), are true and correct on and as of the date hereof as though made on and as of the date hereof.

(b) All of the covenants of the Borrower contained in Article 11 of the Finnvera Facility B Credit Agreement and all other terms and conditions contained in the Finnvera Facility B Credit Agreement have been fully complied with.

(c) No Event of Default (as defined in the Finnvera Facility B Credit Agreement) has occurred and no Default (as defined in the Finnvera Facility B Credit Agreement) has occurred and is continuing.

Yours truly,

VIDÉOTRON LTÉE

Per:

SCHEDULE C – NOTICE OF REPAYMENT

TO:	HSBC BANK PLC, as Finnvera Facility B Agent

FROM:	VIDÉOTRON LTÉE	DATE:

1) This notice of repayment is delivered to you pursuant to Section 7.2 of the Finnvera Facility B Credit Agreement dated as of November 13, 2009 between Vidéotron Ltée, as borrower, HSBC Bank plc, as facility agent, The Toronto-Dominion Bank, as security agent, and HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse AG and Sumitomo Mitsui Banking Corporation of Canada, as lenders (as amended, restated, supplemented or otherwise modified from time to time (the “Finnvera Facility B Credit Agreement”). All defined terms set forth in this notice shall have the respective meanings set forth in Schedule G to the Finnvera Facility B Credit Agreement.

2) We hereby advise you that we will be repaying the sum of Cdn.$                                                 on                                                  as follows [indicate amount payable in respect of the Finnvera Facility B as well as the type of Tranche B Advance to be repaid].

3) As to an amount of Cdn.$                            , the above-mentioned payment should be treated as a [voluntary repayment/prepayment] under Section 7.2 of the Finnvera Facility B Credit Agreement, which we understand will have the effect of reducing the amount of the Finnvera Facility B by an equal amount (or by an equivalent amount, if in US$).

Yours truly,

VIDÉOTRON LTÉE

Per:
Name:
Title:

SCHEDULE D – OFFICER’S CERTIFICATE

I, the undersigned,                                                          , the                                              , of Vidéotron Ltée (the “Borrower”), do hereby certify as follows:

(a)

I have taken cognizance of all the terms and conditions of the Finnvera Facility B Credit Agreement dated as of November 13, 2009 between Vidéotron Ltée, as borrower, HSBC Bank plc, as facility agent, The Toronto-Dominion Bank, as security agent, and HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse AG and Sumitomo Mitsui Banking Corporation of Canada, as lenders; and

(b)	no Default or Event of Default has occurred nor exists thereunder; and

(c)	the corporate structure of the Borrower and the Subsidiary Guarantors is as set out in the diagram attached to this certificate; and

(d)

all of the movable property owned by the Borrower and the Subsidiary Guarantors as of the date hereof is located in the province of Québec and in Ontario and, with respect to Videotron US Inc. only, in the United States;

(e)

each of the Borrower and the Subsidiary Guarantors holds the permits, Licences, licences and authorizations required in order to permit it to possess its property and its real estate and to carry on its business in the manner in which it is being carried on at present; and

(f)

the execution and delivery of and performance by the Borrower of its obligations under the NSN Contract in accordance with its terms and the completion of the transactions contemplated therein do not require any consents or approvals, do not violate any Laws, and do not conflict with, violate or constitute a breach under the documents of incorporation or by-laws of the Borrower.

All expressions referred to herein have the meanings ascribed to them in the Finnvera Facility B Credit Agreement.

Executed at the City of Montreal, Province of Quebec this              day of              , 2009.

Encl.

SCHEDULE E – FINNVERA TRANSFER AGREEMENT

TO:	HSBC BANK PLC (the “Finnvera Facility B Agent”); and

VIDÉOTRON LTÉE (the “Borrower”)

WHEREAS the Borrower entered into a Finnvera Facility B Credit Agreement dated as of November 13, 2009, as same may be amended, restated, supplemented or otherwise modified from time to time (the “Finnvera Facility B Credit Agreement”), with the Finnvera Facility B Agent, as Finnvera Facility B agent and Tranche B Lender, and with other Tranche B Lenders, whereby the Tranche B Lenders agreed to provide the Borrower with certain credit facilities; and

WHEREAS pursuant to and in accordance with Article 14 of the Finnvera Facility B Credit Agreement, a Tranche B Lender may, [with the prior consent of and/or notice to the Borrower/the Finnvera Facility B Agent/Finnvera (include as applicable in the circumstances)] assign or transfer all or any of its rights, benefits and obligations under the Finnvera Facility B Credit Agreement by duly completing, executing and delivering to the Finnvera Facility B Agent and to the Borrower this Finnvera Transfer Agreement; and

WHEREAS                                      (the “Transferor”) wishes to assign or transfer                      to (the “Assignee”) the rights, benefits and obligations of the Transferor under the Finnvera Facility B Credit Agreement specified herein;

WHEREAS [the Borrower/the Finnvera Facility B Agent/Finnvera (include as applicable in the circumstances)] have [consented/been notified (include as applicable in the circumstances)] in writing to such assignment or transfer pursuant to the provisions of Article 14 of the Finnvera Facility B Credit Agreement [and have reiterated their consent hereby (include as applicable in the circumstances)];

NOW THEREFORE in consideration of the foregoing and of one dollar ($l.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the signatories hereto agree as follows:

1. Unless otherwise indicated herein, all capitalized terms defined in Schedule G of the Finnvera Facility B Credit Agreement and not otherwise defined herein have the same meaning as in Schedule G of the Finnvera Facility B Credit Agreement.

2. The Transferor assigns and transfers to the Assignee the following rights, benefits and obligations, without warranty (the “Transfer”):

(description of the transferred rights, benefits and obligations, indicating retained interest or fees, if applicable, extent of the Assignee’s interest and any applicable arrangements if any Tranche B CDOR Advances or Tranche B LIBOR Advances are outstanding at the time of the Assignment)

(the “Transferred Rights” and the “Transferred Obligations”, as applicable). The Transfer shall be effective as of                     ,             .

3. If the Tranche B Advances made by the Assignee are less than the proportionate share of all Tranche B Advances based on the Tranche B Commitment of the Assignee in the Tranche B Credit, the Assignee shall, on demand, indemnify the Transferor in respect of the principal amount of the corresponding Tranche B Advances made by the Transferor in excess of the Transferor’s Tranche B Commitment. The Tranche B Advances in respect of which the Assignee is bound to indemnify the Transferor are set out in Schedule “B” hereto. On the effective date of the Transfer, the Transferor shall pay to the Assignee the indemnity fees in respect of [Tranche B CDOR Advances/Tranche B LIBOR Advances] in the amounts specified in Schedule “B” during the period in which the Assignee is to indemnify the Transferor.

4. The Assignee accepts the Transfer and assumes the Transferred Obligations without novation and without warranty (the “Assumption”).

5. The Transfer and the Assumption are governed by and subject to Article 14 of the Finnvera Facility B Credit Agreement.

6. The Transferor and the Assignee acknowledge that arrangements have been made between them as to the portion, if any, of Tranche B Fees and interest received or to be received by the Transferor pursuant to the Finnvera Facility B Credit Agreement and to be paid by the Transferor to the Assignee.

7. The Assignee acknowledges and confirms that it has not relied upon and that neither the Transferor nor the Finnvera Facility B Agent has made any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of the Finnvera Facility B Credit Agreement or any other documentation or information delivered by the Transferor or the Finnvera Facility B Agent to the Assignee in connection therewith or for the performance thereof by any party thereto or for the performance of any obligation by any Subsidiary (as defined in the Finnvera Facility B Credit Agreement) or for the financial condition of the Borrower or of any Subsidiary. All representations, warranties and conditions expressed or implied by law or otherwise are hereby excluded.

8. The Assignee represents and warrants that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and has not relied and will not hereafter rely on the Transferor and/or the Finnvera Facility B Agent to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower. The Assignee acknowledges and agrees that it has no right to obtain any non-public information directly from the Borrower and that it will request any information it requires solely from the Finnvera Facility B Agent.

9. Each of the Transferor and the Assignee represents and warrants to the other and to the Finnvera Facility B Agent, the other Tranche B Lenders and the Borrower, that it has the right, capacity and power to enter into the Transfer and the Assumption in accordance with the terms hereof and to perform its obligations arising therefrom, and all action required to authorize the execution and delivery hereof and the performance of such obligations has been duly taken.

10. This Finnvera Transfer Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada.

11. The parties confirm having requested that this document be drafted in the English language. Les parties confirment avoir requis que ce document soit rédigé en langue anglaise.

12. Following the Transfer and Assumption, Schedule A to the Finnvera Facility B Credit Agreement will be replaced by Schedule “A” annexed hereto.

AND THE PARTIES HAVE SIGNED AS OF                         , 2    .

as Transferor	as Assignee

Per:	Per:

Per:	Per:

[CONSENTED TO AND ACKNOWLEDGED:] (include and adjust signatories as applicable in the circumstances)

FINNVERA PLC	VIDÉOTRON LTÉE

Per:	Per:

Per:	Per:

SCHEDULE F – FORM OF GUARANTEE

GUARANTEE AGREEMENT entered into in —, as of —

BY:	— (the “Subsidiary Guarantor”)

IN FAVOUR OF:	The Toronto-Dominion Bank, as security agent for all present and future Tranche B Lenders (the “Security Agent”)

Reference is made to the Finnvera Facility B Credit Agreement dated as of November 13, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Finnvera Facility B Credit Agreement”) between, inter alia, Vidéotron Ltée, as borrower (together with its permitted successors and assigns, the “Borrower”), certain subsidiaries of the Borrower, as guarantors (the “Subsidiary Guarantors”), HSBC Bank plc, as facility agent (the “Finnvera Facility B Agent”), The Toronto-Dominion Bank, as security agent (the “Security Agent”), and the lenders from time to time party thereto (the “Tranche B Lenders”), whereby the Tranche B Lenders made the Finnvera Facility B (as defined in the Finnvera Facility B Credit Agreement) available to the Borrower pursuant to and upon the terms and conditions set forth in the Finnvera Facility B Credit Agreement;

WHEREAS the obligation of the Tranche B Lenders to continue to make the Finnvera Facility B available to the Borrower is conditioned upon, among other things, the execution and delivery of this Subsidiary Guarantee by the Subsidiary Guarantor;

WHEREAS the Subsidiary Guarantor is willing to and it is in the best interest of the Subsidiary Guarantor to execute and deliver this Subsidiary Guarantee ;

NOW, THEREFORE, in consideration of the Tranche B Lenders having entered into the Finnvera Facility B Credit Agreement with the Borrower and having agreed, subject to the terms and conditions therein provided, to make the Finnvera Facility B available to the Borrower, the parties hereto have agreed as follows:

1.	INTERPRETATION

1.1.	Preamble

The preamble and recitals hereto (and all the definitions contained therein) shall form an integral part of this Subsidiary Guarantee.

1.2.	Definitions

Unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, the capitalized words and expressions used in this Subsidiary Guarantee or in any deed, document or instrument supplemental or ancillary hereto, shall have the meanings ascribed thereto in the Finnvera Facility B Credit Agreement.

1.3.	Headings

The division of this Subsidiary Guarantee into articles, sections, subsections, paragraphs and subparagraphs and the insertion of titles is for convenience of reference only and does not affect the meaning or the interpretation of this Subsidiary Guarantee.

1.4.	Gender and Number

Any reference in this Subsidiary Guarantee to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.

1.5.	Reference to this Guarantee

The expressions “hereto” or “hereunder” or “hereof” or “herein” or “this Subsidary Guarantee” refer to this agreement together with any future amendment, updating or restatement.

2.	SUBSIDIARY GUARANTEE

2.1.	Guarantee

The Subsidiary Guarantor hereby unconditionally guarantees to the Security Agent for the ratable benefit of the Tranche B Lenders, and their respective permitted successors and assigns (a) the due and punctual payment of all amounts due under the Finnvera Facility B Credit Agreement, in principal and interest, whether at maturity, by acceleration, or otherwise, and, to the extent permitted by law, the due and punctual performance of all other liabilities and obligations of the Borrower thereunder (collectively, the “Obligations”), all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of the Finnvera Facility B and the Tranche B Advances made thereunder or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration pursuant to Section 12.2 of the Finnvera Facility B Credit Agreement, or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantor shall be jointly and severally obligated with the other Subsidiary Guarantors to pay the same immediately. The Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. The Subsidiary Guarantor hereby agrees that its obligations with regard to its Subsidiary Guarantee shall be solidary (i.e. joint and several), unconditional, irrespective of the validity or enforceability of the obligations of the Borrower under the Finnvera Facility B Credit Agreement, the absence of any action to enforce the same, the recovery of any judgment against the Borrower or any other obligor with respect to Finnvera Facility B Credit Agreement or the Obligations, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. The Subsidiary Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to (a) any right to require any of the Security Agent, the Finnvera Facility B Agent, the Tranche B Lenders or the Borrower (each a “Benefited Party”), as a condition of payment or performance by the Subsidiary Guarantor, to (1) proceed against the Borrower, any other guarantor (including any other

Subsidiary Guarantor) of the Obligations under the Subsidiary Guarantees or any other Person; (2) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person; (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Borrower or any other Person; or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Obligations under the Subsidiary Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (e) (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of the Subsidiary Guarantor’s obligations hereunder; (2) the benefit of any statute of limitations affecting the Subsidiary Guarantor’s liability hereunder or the enforcement hereof; (3) any rights to set offs, recoupments and counterclaims; and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under the Finnvera Facility B Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Borrower and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except to the extent expressly provided herein, the Subsidiary Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained herein and in the Finnvera Facility B Credit Agreement.

If any of the Security Agent, the Finnvera Facility B Agent or the Tranche B Lenders is required by any court or otherwise to return to the Borrower, the Subsidiary Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Subsidiary Guarantors, any amount paid either to the Security Agent, the Finnvera Facility B Agent or such Tranche B Lender, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

The Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Security Agent, the Finnvera Facility B Agent, the Tranche B Lenders or the Tranche A Lenders in respect of any obligations guaranteed hereby or in connection with the Tranche A Loan until payment in full of all obligations guaranteed hereby or thereby.

The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Security Agent, the Finnvera Facility B Agent and the Tranche B Lenders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 12.2 of the Finnvera Facility B Credit Agreement for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 12.2 of the Finnvera Facility B Credit Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantor shall have the right to seek contribution from any non paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Security Agent, the Finnvera Facility B Agent or the Tranche B Lenders.

2.2.	Limitation on Subsidiary Guarantor Liability

The Subsidiary Guarantor and the Security Agent and each Tranche B Lender hereby confirms that it is the intention of all such parties that this Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for the purposes of any federal or provincial law relating to bankruptcy or insolvency to the extent applicable to this Subsidiary Guarantee. To effectuate the foregoing intention, the Security Agent, the Tranche B Lenders and the Subsidiary Guarantor hereby irrevocably agree that the obligations of the Subsidiary Guarantor under this Subsidiary Guarantee shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article 15 of the Finnvera Facility B Credit Agreement or under any other Subsidiary Guarantee, as applicable, result in the obligations of the Subsidiary Guarantor hereunder not constituting a fraudulent transfer or conveyance. [In addition, the liability of the Subsidiary Guarantor governed by the Companies Act (Quebec) under this Subsidiary Guarantee shall be limited to the maximum amount permitted under Section 123.66 of the Companies Act (Quebec). To that end, but only to the extent such obligations would otherwise be avoidable, the obligations of the Subsidiary Guarantor under this Subsidiary Guarantee shall be limited to the maximum amount that, after giving effect to the incurrence thereof, would not render the Subsidiary Guarantor insolvent or unable to pay its debts as they mature.]

2.3.	Subsidiary Guarantor May Consolidate, etc., on Certain Terms

The Subsidiary Guarantor may not consolidate, merge or amalgamate with or into (whether or not the Subsidiary Guarantor is the surviving corporation) another Person whether or not affiliated with the Subsidiary Guarantor unless:

2.3.1.

the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Subsidiary Guarantor, any other Subsidiary Guarantor or the Borrower) unconditionally assumes all the obligations of the Subsidiary Guarantor under the Finnvera Facility B Credit Agreement and this Subsidiary Guarantee pursuant to a supplemental agreement in form and substance reasonably satisfactory to the Security Agent; and

2.3.2.	the Subsidiary Guarantor or the successor or surviving corporation, as applicable, complies with the requirements of Article 5 of the Trust Indenture.

In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental agreement executed and delivered and satisfactory in form and substance to the Security Agent, of a Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of the Finnvera Facility B Credit Agreement to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Finnvera Facility B Credit Agreement as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Finnvera Facility B Credit Agreement as though all of such Subsidiary Guarantees had been issued at the date of the execution of the Finnvera Facility B Credit Agreement.

Except as set forth in Articles 4 and 5 of the Trust Indenture and notwithstanding subsections 2.3.1 and 2.3.2 above, nothing contained in the Finnvera Facility B Credit Agreement shall prevent any consolidation, merger or amalgamation of a Subsidiary Guarantor with or into the Borrower or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Borrower or another Subsidiary Guarantor.

2.4.	Releases

2.4.1.

In the event of a release of the Subsidiary Guarantor from its obligations under the guarantee it has provided in connection with the Trust Indenture (the “Trust Indenture Guarantee”), the whole pursuant to and in accordance with the terms and conditions of Section 10.05 of the Trust Indenture, and upon delivery by the Subsidiary Guarantor to the Security Agent of all documents executed by the Trustee (as defined in the Trust Indenture) evidencing such a release, the Subsidiary Guarantor shall be released and relieved of its obligations under this Subsidiary Guarantee and the Security Agent shall execute and deliver any documents reasonably required in order to evidence the foregoing release.

2.4.2.

All other releases of the Subsidiary Guarantor from its obligations under the Trust Indenture Guarantee not contemplated under Section 10.05 of the Trust Indenture shall not operate as a release of the Subsidiary Guarantor from its obligations under this Subsidiary Guarantee without the prior written consent of the Tranche B Lenders.

2.4.3.

The Subsidiary Guarantor not released from its obligations under this Subsidiary Guarantee shall remain liable for the full amount of the Tranche B Loan and for the other obligations of any other Subsidiary Guarantor under the Finnvera Facility B Credit Agreement.

3.	MISCELLANEOUS

3.1.	Notices

Except where otherwise specified herein, all notices, requests, demands or other communications between the parties hereto shall be in writing and shall be deemed to have been duly given or made to the party to whom such notice, request, demand or other communication is given or permitted to be given or made hereunder, when delivered to the party (by certified mail, postage prepaid, or electronic mail or by facsimile or by physical delivery) to the address of such party and to the attention indicated under the signature of such party or to any other address which the parties hereto may subsequently communicate to each other in writing. Notwithstanding the foregoing, any notice shall be deemed to have been received by the party to whom it is addressed (a) upon receipt if sent by mail and (b) if e-mailed or telecopied before 3:00 P.M. (time of recipient) on a Business Day, on that day and if telecopied after 3:00 P.M. (time of recipient) on a Business Day, on the Business Day next following the date of transmission. If normal postal or electronic mail or telecopier service is interrupted by strike, work slow-down, fortuitous event or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other party.

3.2.	Amendment and Waiver

The rights and recourses of the Security Agent and the Tranche B Lenders under this Subsidiary Guarantee are cumulative and do not exclude any other rights and recourses which the Security Agent and the Tranche B Lenders might have, and no omission or delay on the part of the Security Agent and the Tranche B Lenders in the exercise of any right shall have the effect of operating as a waiver of such right, and the partial or sole exercise of a right or power will not prevent the Security Agent and the Tranche B Lenders from exercising thereafter any other right or power. The provisions of this Subsidiary Guarantee may only be amended or waived by an instrument in writing (and not orally) in each case signed by the Finnvera Facility B Agent with the approval of the requisite majority of the Tranche B Lenders.

3.3.	Determinations Final

In the absence of any manifest error, any determinations to be made by the Security Agent and the Tranche B Lenders in accordance with the provisions hereof, when made, are final and irrevocable for all parties.

3.4.	Entire Agreement

The entire agreement between the parties is expressed herein and in the Finnvera Facility B Credit Agreement, and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties. All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of this Subsidiary Guarantee are hereby deemed to be null.

3.5.	Benefit of Agreement

This Subsidiary Guarantee shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

3.6.	Counterparts

This Subsidiary Guarantee may be signed in any number of counterparts, each of which shall be deemed to constitute an original, but all of the separate counterparts shall constitute one single document.

3.7.	Applicable Law

This Subsidiary Guarantee, its interpretation and its application shall be governed by the Laws of the Province of Quebec and the Laws of Canada applicable therein.

3.8.	Severability

Each provision of this Subsidiary Guarantee is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Subsidiary Guarantee is null or unenforceable shall in no way affect the validity of the other provisions of this Subsidiary Guarantee or the enforceability thereof. Any provision of this Subsidiary Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.9.	Language

The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

Signature page follows

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SIGNED THIS SUBSIDIARY GUARANTEE ON THE DATE AND AT THE PLACE FIRST MENTIONED HEREINABOVE.

—, as Subsidiary Guarantor		THE TORONTO-DOMINION BANK, as Security Agent and Tranche B Lender

Per:		Per:
	Name:		Name:
	Title:		Title:

Per:		Per:
	Name:		Name:
	Title:		Title

HSBC BANK PLC, as Tranche B Lender		CREDIT SUISSE AG, as Tranche B Lender

Per:		Per:
	Name:		Name:
	Title:		Title:

Per:		Per:
	Name:		Name:
	Title:		Title

SUMITOMO MITSUI BANKING CORPORATION OF CANADA, as Tranche B Lender

Per:
Name:
Title:

Per:
Name: Title:

SCHEDULE G – INTERPRETATION AND DEFINITIONS

Definitions

Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed thereto in the Credit Agreement. The following words and expressions, when used in this Agreement (whether expressly or through incorporation by reference herein) or in any agreement supplementary hereto, unless the contrary is stipulated, have the following meaning:

“Affected Amounts” has the meaning ascribed thereto in Section 11.3;

“Affiliate” has the meaning ascribed thereto in the Canada Business Corporations Act and, with respect to any Tranche B Lender that is a fund that invests in bank loans, includes any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Tranche B Lender or by an Affiliate of such investment advisor;

“Availability Period” means, with respect to the Finnvera Facility B, the period from the Signing Date (subject to satisfying the conditions precedent set forth herein) until the earlier of (i) the date falling 24 months after the Signing Date and (ii) the full utilization, cancellation or termination of the Finnvera Facility B;

“Business Day” means any day, except Saturdays, Sundays and other days which in Montreal or Toronto (Canada) or London (England) or, to the extent Finnvera becomes a Tranche A Assignee under Section 10 or is subrogated into the rights of any Tranche A Lender, Helsinki (Finland), are holidays or days on which banking institutions are not authorized to be open or required by law or by local proclamation to close;

“CAD Equivalent” means the equivalent in Canadian Dollars of any value or sum denominated in US Dollars using the rate of exchange quoted by the Bank of Canada as the noon mid-market spot rate for such conversion on the day preceding the Business Day on which such determination is made;

“Canadian Dollars” or “Cdn.$” means the lawful currency of Canada;

“CDOR Rate” means, with respect to any Tranche B Designated Period of 30 to 183 days relating to a Tranche B CDOR Advance, the annual rate of discount or interest which is the arithmetic average of the discount rates (rounded upwards to the nearest multiple of 0.01%) for bankers’ acceptances denominated in Canadian Dollars for such term and face amount identified as such on the Reuters Screen CDOR Page at approximately 10:00 A.M. (Montreal time) on the date on which such Tranche B CDOR Advance is to be made or on the Tranche B Rollover Date, as the case may be, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Finnvera Facility B Agent after 10:00 A.M. (Montreal time) to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated by the Finnvera Facility B Agent at the arithmetic average of the discount rates (rounded upwards to the nearest multiple of 0.01%) for bankers’ acceptances denominated in Canadian Dollars for such term comparable to the Tranche B Designated Period and such face amount comparable to the Tranche B CDOR Advance Amount of, and as quoted by, the Schedule I Reference Banks, as of 10:00 A.M. (Montreal time) on that day, or if that day is not a Business Day, then on the immediately preceding Business Day. Each calculation by the Finnvera Facility B Agent of the CDOR Rate shall be binding and conclusive for all purposes, absent manifest error;

“Change of Control” has the meaning ascribed thereto in the Trust Indenture;

“Commitment Fee Letter” means the letter agreement dated the date hereof entered into between the Borrower and the Finnvera Facility B Agent, as same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time;

“Cost of Funds” means a Tranche B Lender’s cost of funds as determined by it and expressed as an annual rate to borrow Canadian dollars for a Tranche B Designated Period including, inter alia, as the case may be, the cost of keeping base, excess or emergency reserves (as may be required from time to time by Law and competent authorities), the cost of Canada deposit insurance and any tax or assessment that must be deducted or withheld by such Tranche B Lender, as applicable, and as described by such Tranche B Lender to the Borrower by way of a statement which sets forth the calculations used in determining such cost of funds;

“Cost of Funds Basis” means the basis of calculation of interest on the Tranche B Advances, or any part thereof, made or deemed to have been made in accordance with the provisions of Sections 4.9 and 4.11, respectively;

“Credit Agreement” has the meaning ascribed to it in Section 1.1;

“CRTC” means the Canadian Radio-Television and Telecommunications Commission, or a successor regulatory body, commission or agency;

“Default” means any event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof, constitute an Event of Default unless remedied within the prescribed delays or renounced to in writing by the Finnvera Facility B Agent, as authorized by the Tranche B Lenders;

“Default Rate” means, for any day, the CDOR Rate which would apply to bankers’ acceptances with a period of one month, plus 4%;

“Domestic Tranche B Lender” means a Tranche B Lender who is a resident of Canada (within the meaning of the Income Tax Act (Canada)) and any other Tranche B Lender who has the ability to fund via the CDOR Rate;

“ECA Guarantee” means the Buyer Credit Guarantee Agreement Bc 112-08 dated November 13, 2009 (and the General Conditions for Buyer Credit Guarantees dated March 1, 2004 annexed thereto) granted by ECA to and in favour of, among others, the Tranche B Lenders, in connection with, inter alia, the Finnvera Facility B, as same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time;

“ECA Premium B” means the premiums payable by the Borrower to or for the account of ECA in respect of the ECA Guarantee;

“Euros” or “€” means the lawful currency of the member states of the European Union;

“Event of Default” means one or more of the events described in Section 12.1;

“Fee Letter” means the letter agreement dated as of March 5, 2009 entered into between the Borrower, HSBC Bank plc and TD Securities, as amended on November 13, 2009 and as same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time;

“Finnvera” or “ECA” means Finnvera plc;

“Finnvera Facility Agency Branch” means the branch of the Finnvera Facility B Agent located at 8 Canada Square, Canary Wharf, London, UK, E14 5HQ, or such other address which the Finnvera Facility B Agent may notify the Borrower from time to time;

“Finnvera Facility B” means the facility under which the Tranche B Credit is made available pursuant to Section 2;

“Finnvera Facility B Agent” means HSBC Bank plc, in its capacity as facility agent for all of the Tranche B Lenders;

“Finnvera Transfer Agreement” means a transfer agreement substantially in the form annexed hereto as Schedule E;

“First Repayment Date” means October 15, 2011;

“Foreign Tranche B Lender” means a Tranche B Lender who is a non-resident of Canada (within the meaning of the Income Tax Act (Canada)) and who is authorized by law to lend money in Canada;

“Future Guarantor” has the meaning ascribed to it in Section 11.4 (and shall exclude any Unrestricted Subsidiary, as defined in and under the Trust Indenture);

“Laws” or “Law” means all applicable provisions of all laws, ordinances, decrees, orders, rules, regulations and directives of governmental bodies, and all applicable provisions of treaties, as well as all rulings, orders and other decrees of tribunals and arbitrators;

“LIBOR Reference Banks” means HSBC Bank plc, Barclays Bank plc and UBS AG and any other leading banks in the London inter-bank market as may be agreed to from time to time by the Finnvera Facility B Agent and the Borrower;

“Licences” means all licences, permits and authorizations issued to any of the Borrower, the Subsidiary Guarantors and the Future Guarantors (if any) by the CRTC pursuant to the Broadcasting Act (Canada) and the orders, rules, regulations and directions promulgated pursuant to such Act;

“Loan Documents” means this Agreement, the Subsidiary Guarantee and each document, instrument or agreement entered into by or between the Borrower, any Subsidiary Guarantor, any Tranche B Lender, the Finnvera Facility B Agent or any Person in connection with the transactions contemplated herein or therein or which is supplemental hereto or thereto;

“Majority Tranche B Lenders” means Tranche B Lenders having at least 51% of the Tranche B Commitments;

“Mandatory Repayment” means the repayment of all or any part of the Tranche B Loan which the Borrower is obliged to effect in accordance with Article 9;

“Material Adverse Change” means a material adverse change in (i) the business, assets, liabilities, financial position, operating results or business prospects of the Borrower, the Subsidiary Guarantors and the Future Guarantors (if any), taken as a whole; or (ii) the ability of the Borrower, the Subsidiary Guarantors and the Future Guarantors (if any) to perform any of their obligations under this Agreement; or (iii) the legality, validity or enforceability of this Agreement or of the rights and remedies of the Finnvera Facility B Agent or the Tranche B Lenders under this Agreement;

“Maturity Date” means April 15, 2016;

“Notice of New Tranche B Designated Period” means a notice substantially in the form of Schedule B2 delivered to the Finnvera Facility B Agent by the Borrower in accordance with the provisions of Section 4.3;

“Notice of Repayment” means a notice substantially in the form of Schedule C delivered to the Finnvera Facility B Agent by the Borrower in accordance with the provisions of Section 7.2;

“NSN” means Nokia Siemens Networks Oy and any affiliates thereof;

“NSN Contract” means, collectively, the Master Purchase Agreement and the Care Agreement, each dated October 21, 2008 between the Borrower, as purchaser, and NSN, as supplier, as amended, restated, supplemented or otherwise modified from time to time;

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity;

“Purchase Price” means the purchase price for telecommunications equipment, software and related goods and services not being equipment, software, goods and services of Canadian origin purchased or to be purchased by the Borrower from NSN pursuant to and as more fully set out in the NSN Contract;

“Regulatory Approval” means the receipt of all material consents and approvals of all governmental bodies having jurisdiction which are required to be obtained in connection with the consummation of the NSN Contract including, without limitation, the approval of the CRTC;

“Repayment Date” means the First Repayment Date and each date that falls at the end of each 6-month period thereafter up to and including the Maturity Date;

“Required Documents” means the documents listed in and annexed to each Tranche B Notice of Borrowing;

“Schedule I Reference Banks” means The Toronto-Dominion Bank and any other bank or banks named in Schedule I to the Bank Act (Canada) as may be agreed from time to time by the Finnvera Facility B Agent and the Borrower;

“Security Agent” means The Toronto-Dominion Bank, in its capacity as security agent for all of the Tranche B Lenders;

“Signing Date” means the date of execution of this Agreement;

“Sixth Repayment Date” means the date that falls 30 months after the First Repayment Date;

“Subsidiary Guarantor” means each Subsidiary of the Borrower party to this Agreement (excluding SETTE Inc.) and each Future Guarantor that has executed and delivered a Subsidiary Guarantee and their respective successors and assigns until released from their respective obligations under their Subsidiary Guarantees in accordance with the terms hereof or thereof;

“Subsidiary Guarantee” means a guarantee granted by a Subsidiary Guarantor of the Borrower’s obligations under and on the terms set forth in this Agreement, as same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time;

“Tranche A Loan” means the term loan guaranteed by ECA and granted to the Borrower by HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse AG and Sumitomo Mitsui Banking Corporation of Canada pursuant to the Credit Agreement;

“Tranche B Advance” means any advance by a Tranche B Lender under this Agreement, including a Tranche B LIBOR Advance and a Tranche B CDOR Advance;

“Tranche B Advance Amount” means a Tranche B CDOR Advance Amount and/or a Tranche B LIBOR Advance Amount, as the case may be;

“Tranche B Assignee” has the meaning ascribed to it in subsection 14.2.1 and shall be deemed to include Finnvera if an assignment and transfer is made to it in accordance with the provisions of Article 14;

“Tranche B Assignment” means an assignment of all or a portion of a Tranche B Lender’s rights and obligations under this Agreement in accordance with Sections 14.2 and 14.3;

“Tranche B CDOR Advance Amount” means the amount of any given Tranche B CDOR Advance or any continuation (in whole or in part) thereof;

“Tranche B CDOR Advances” means, at any time, any Cdn.$ Tranche B Advances made by a Domestic Tranche B Lender bearing interest at the CDOR Rate;

“Tranche B Commitment” means the portion of the Tranche B Credit for which a Tranche B Lender is responsible, as set out in Schedule A to this Agreement;

“Tranche B Credit” means the aggregate amount available to the Borrower under the Finnvera Facility B;

“Tranche B Designated Period” means, with respect to a Tranche B Advance, a period designated by the Borrower in accordance with Section 4.4;

“Tranche B Fees” means the fees, premiums and other charges payable to the Finnvera Facility B Agent, the Security Agent, Finnvera and the Tranche B Lenders in accordance with the provisions of the Fee Letter;

“Tranche B Lender” or “Tranche B Lenders” has the meaning ascribed to it in the appearances to this Agreement so long as such Tranche B Lender has not ceased to be a lender in accordance with the provisions of this Agreement;

“Tranche B LIBOR” means, with respect to any Tranche B Designated Period of 30 to 183 days relating to a Tranche B LIBOR Advance, the average rate (rounded upwards to the nearest multiple of 0.01%) for deposits in Cdn.$ (except in the circumstances described in Section 4.11, in which case the applicable rate will be for US$ deposits) for a period comparable to the Tranche B Designated Period which, if in US$, is quoted on Libor01 Page of Reuters, and if in Cdn.$, is quoted on Libor02 Page of Reuters or, in case of the unavailability of such page, which is quoted on the British Bankers Association Libor Rate Telerate (page 3750 for US$ or 3740 for Cdn.$ or other applicable page), in either case, at or about 11:00 A.M. (London, England time), determined two Business Days prior to the date on which such Tranche B LIBOR Advance is to be made or on the Tranche B Rollover Date, as the case may be; if neither of such quotes is available, then Tranche B LIBOR shall be determined by the Finnvera Facility B Agent as the average (rounded upwards to the nearest multiple of 0.01%) of the rate at which deposits in US$ or Cdn.$, as the case may be, for a period similar to the Tranche B Designated Period and in amounts comparable to the Tranche B LIBOR Advance Amount, are offered by the LIBOR Reference Banks at or about 11:00 A.M. London time on the date of such determination;

“Tranche B LIBOR Advance Amount” means the amount of any given Tranche B LIBOR Advance or any continuation (in whole or in part) thereof;

“Tranche B LIBOR Advances” means, at any time, any Cdn.$ Tranche B Advances made by Foreign Tranche B Lenders, bearing interest at a rate based on Tranche B LIBOR;

“Tranche B LIBOR Basis” means the basis of calculation of interest on Tranche B LIBOR Advances, or any part thereof, made in accordance with the provisions of Section 5.2;

“Tranche B Loan” means, at any time, the aggregate of the Tranche B Advances outstanding in accordance with the provisions of this Agreement, together with all unpaid interest thereon and any other amount in principal, interest and accessory fees, costs and expenses payable to the Finnvera Facility B Agent or the Tranche B Lenders by the Borrower pursuant to this Agreement including, without limitation, the Tranche B Fees, the Commitment Fee and the Finnvera Handling Fee;

“Tranche B Notice of Borrowing” means a notice substantially in the form of Schedule B1 delivered to the Finnvera Facility B Agent by the Borrower in accordance with the provisions of Section 4.1;

“Tranche B Rollover Date” means, with respect to a Tranche B Advance, the date of any such Tranche B Advance, or the first day of any Tranche B Designated Period;

“Trust Indenture” means the trust indenture dated as of April 15, 2008 entered into between the Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee;

“USD Equivalent” means the equivalent in US Dollars of any value or sum denominated in Canadian Dollars using the rate of exchange quoted by the Bank of Canada as the noon mid-market spot rate for such conversion on the day preceding the Business Day on which such determination is made;

“US Dollars” or “US$” means the lawful currency of the United States of America in same day immediately available funds or, if such funds are not available, the currency of the United States of America which is ordinarily used in the settlement of international banking operations on the day on which any payment or any calculation must be made pursuant to this Agreement.

SCHEDULE H – COMMITMENT FEE LETTER

HSBC Bank plc

Level 18

8 Canada Square

London

E14 5HQ

Tel: +44 20 7992 2578

November 13, 2009

Vidéotron Ltée

612 Saint-Jacques Street, 13 Floor

Montreal, Quebec

H3C 4M8

Attention: Mr. Jean-François Pruneau, Vice President, Finance

Dear Mr. Pruneau:

This letter is delivered to you in connection with (i) Schedule P to that certain Credit Agreement dated as of November 28, 2000, as amended by a First Amending Agreement dated as of January 5, 2001, a Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated December 12, 2001 and accepted by the lenders party thereto as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, a Sixth Amending Agreement dated as of October 8, 2003, a Seventh Amending Agreement dated as of November 19, 2004, an Eighth Amending Agreement dated as of March 6, 2008, a Ninth Amending Agreement dated as of April 7, 2008, and a Tenth Amending Agreement dated as of November 13, 2009 entered into between Vidéotron Ltée (“Vidéotron”), as borrower, the financial institutions party thereto from time to time, as lenders, Royal Bank of Canada, as administrative agent, and HSBC Bank plc, as agent (the “Finnvera Term Facility Agent”) to certain lenders from time to time (the “Tranche A Lenders”) providing credit facilities guaranteed by Finnvera plc (the “Finnvera Term Facility”) in an aggregate principal amount of Cdn.75,000,000 (as so amended and as same may be further amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and (ii) the Finnvera Facility B Credit Agreement dated as of November 13, 2009 between Vidéotron, as borrower, the financial institutions party thereto from time to time, as lenders (the “Tranche B Lenders”), HSBC Bank plc, as agent (the “Finnvera Facility B Agent”), and The Toronto-Dominion

Bank, as security agent, pursuant to which credit facilities guaranteed by Finnvera plc (the “Finnvera Facility B”) are made available to Vidéotron in an aggregate principal amount of the CAD Equivalent (as defined therein) of the difference between US$100,000,000 and the aggregate of the USD Equivalent (as defined therein) of each drawing made under the Finnvera Term Facility (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Finnvera Facility B Credit Agreement”).

The fees set forth below shall be non-refundable and deemed to be fully earned on the date on which they are respectively due and shall be in addition to, and not creditable against, any other fees, premiums, costs, expenses and other charges payable pursuant to or in connection with the Credit Agreement, the Finnvera Facility B Credit Agreement or otherwise. Your obligation to pay such fees will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute you may have, and all such fees shall be paid free and clear of deductions, taxes or withholdings of any kind.

In connection with and in consideration for the agreements contained in the Credit Agreement and the Finnvera Facility B Credit Agreement, you agree with the Finnvera Term Facility Agent and the Finnvera Facility B Agent, respectively, as follows:

COMMITMENT FEE. You will pay to HSBC Bank plc, as Finnvera Term Facility Agent and Finnvera Facility B Agent, for the account of the Tranche A Lenders and the Tranche B Lenders, respectively, a commitment fee (the “Commitment Fee”) in US Dollars of 0.375% per annum calculated from and as of November 13, 2009 on the day to day undrawn portion of USD 100,000,000, representing the aggregate principal amount available under the Finnvera Term Facility and the Finnvera Facility B, collectively. The Commitment Fee shall be payable semi-annually in arrears on December 10th and June 10 th of each year up to and including the last day of the Availability Period (as defined in the Finnvera Facility B Credit Agreement).

No party to this commitment fee letter is authorized to show or circulate this letter or disclose the contents of this letter to any person or entity (other than its legal and financial advisors in connection with its evaluation of this letter), except (i) as required by law, (ii) to any other party to the Credit Agreement, and (iii) by the Finnvera Term Facility Agent and the Finnvera Facility B Agent to potential Tranche A Lenders and Tranche B Lenders, respectively.

This letter shall enure to the benefit of the Finnvera Term Facility Agent and the Finnvera Facility B Agent and their successors and assigns and shall be binding on you and your successors and assigns.

This letter will be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable in such Province.

This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter (whether by delivery of an original of the same or by facsimile transmission) shall be as effective as delivery of a manually executed counterpart of this letter.

The parties hereto have expressly required that this letter be drafted in the English language. Les parties aux présentes ont expressément exigé que les présentes soient rédigées en langue anglaise.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

Yours truly,

HSBC BANK PLC

By:
Name:
Title:

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST WRITTEN ABOVE:

VIDÉOTRON LTÉE

By:
Name:
Title:

By:
Name:
Title:

TABLE OF CONTENTS

1.	INTERPRETATION	2
1.1.	Definitions	2
1.2.	Headings	2
1.3.	Schedules	3
1.4.	References to this Agreement	3

2.	AMOUNT	3

3.	USE	3

4.	ADVANCES AND OPERATION OF ACCOUNTS	3
4.1.	Tranche B Notice of Borrowing	3
4.2.	Type of Tranche B Advance	3
4.3.	Notice of New Tranche B Designated Period	4
4.4.	Determination of Interest	4
4.5.	Operation of Accounts	4
4.6.	Apportionment of Tranche B Advances	4
4.7.	Limitations on Advances	5
4.8.	Notices Irrevocable	5
4.9.	Market for Tranche B LIBOR Advances and Tranche B CDOR Advances	5
4.10.	Suspension of Tranche B LIBOR Advances and Tranche B CDOR Advances	6
4.11.	Specific Clause with Regard to Foreign Tranche B Lenders	6
4.12.	Limits on Tranche B LIBOR Advances and Tranche B CDOR Advances	7
4.13.	Exclusion of Finnvera Facility B Agent, Security Agent and Tranche B Lenders Liability in respect of NSN Contract	7

5.	INTEREST AND FEES	7
5.1.	Interest at the CDOR Rate	7
5.2.	Interest at the LIBOR Rate	7
5.3.	Payment of Interest	7
5.4.	Fixing of Tranche B LIBOR and CDOR Rate	8
5.5.	Arrears of Interest	8
5.6.	Maximum Interest	8
5.7.	Commitment Fee	8
5.8.	Finnvera Handling Fee	8
5.9.	ECA Premium B	8
5.10.	Interest Act	9

6.	ILLEGALITY, INCREASED COSTS AND INDEMNIFICATION	9
6.1.	Illegality, Increased Costs	9
6.2.	Indemnity	10

7.	PAYMENT, REPAYMENT AND PREPAYMENT	11
7.1.	Repayment of the Tranche B Loan	11
7.2.	Voluntary Repayment and Prepayment of the Tranche B Loan or Cancellation of the Tranche B Credit	11
7.3.	Payment of Losses Resulting from a Prepayment or Mandatory Repayment	11

7.4.	Currency of Payments	12
7.5.	Payments by the Borrower to the Finnvera Facility B Agent	12
7.6.	Payment on a Business Day	12
7.7.	Payments by the Tranche B Lenders to the Finnvera Facility B Agent	12
7.8.	Payments by the Finnvera Facility B Agent to the Borrower	12
7.9.	Application of Payments	12
7.10.	No Set-Off or Counterclaim by Borrower	13
7.11.	Obligations Absolute	13
7.12.	Withholding Taxes	13

8.	CONDITIONS PRECEDENT	14
8.1.	Initial Tranche B Advance under the Finnvera Facility B	14
8.2.	Conditions Precedent to any Tranche B Advance	15
8.3.	Waiver of Conditions Precedent	16

9.	MANDATORY REPAYMENT	16

10.	REPRESENTATIONS AND WARRANTIES	16

11.	COVENANTS	17
11.1.	Notice of Certain Events	17
11.2.	Payment of Fees and Other Expenses	18
11.3.	Future Guarantors	19

12.	EVENTS OF DEFAULT AND REALIZATION	19
12.1.	Events of Default	19
12.2.	Remedies	21
12.3.	Bankruptcy and Insolvency	21
12.4.	Notice	21
12.5.	Relations with the Borrower	22

13.	JUDGMENT CURRENCY	22
13.1.	Rules of Conversion	22
13.2.	Determination of an Equivalent Currency	22

14.	ASSIGNMENT	23
14.1.	Assignment by the Borrower	23
14.2.	Assignments and Transfers by the Tranche B Lenders	23
14.3.	Transfer Agreement	23
14.4.	Notice	24
14.5.	Sub-Participations	24
14.6.	General	24

15.	SUBSIDIARY GUARANTEES	24
15.1.	Guarantee	24
15.2.	Limitation on Subsidiary Guarantor Liability	26
15.3.	Subsidiary Guarantors May Consolidate, etc., on Certain Terms	27
15.4.	Releases	27
15.5.	Authorization of Security Agent	28

16.	MISCELLANEOUS	28
16.1.	Notices	28

16.2.	Amendment and Waiver	28
16.3.	Determinations Final	28
16.4.	Entire Agreement	28
16.5.	Indemnification and Compensation	29
16.6.	Benefit of Agreement	29
16.7.	Counterparts	29
16.8.	Applicable Law	29
16.9.	Severability	29
16.10.	Further Assurances	29
16.11.	Good Faith and Fair Consideration	30
16.12.	Responsibility of the Lenders	30
16.13.	Indemnity	30
16.14.	Language	30

17.	THE FINNVERA FACILITY B AGENT AND THE TRANCHE B LENDERS	31
17.1.	Authorization of Finnvera Facility B Agent	31
17.2.	Finnvera Facility B Agent’s Responsibility	31
17.3.	Rights of Finnvera Facility B Agent as Tranche B Lender	32
17.4.	Indemnity	32
17.5.	Notice by Finnvera Facility B Agent to Tranche B Lenders	33
17.6.	Protection of Finnvera Facility B Agent	33
17.7.	Notice by Tranche B Lenders to Finnvera Facility B Agent	34
17.8.	Sharing Among the Tranche B Lenders	34
17.9.	Procedure with respect to Tranche B Advances	35
17.10.	Accounts kept by each Tranche B Lender	35
17.11.	Binding Determinations	36
17.12.	Amendment of Article 17	36
17.13.	Decisions, Amendments and Waivers of the Tranche B Lenders	36
17.14.	Authorized Waivers, Variations and Omissions	36
17.15.	Provisions for the Benefit of Tranche B Lenders Only	36
17.16.	Resignation of the Finnvera Facility B Agent	37

18.	DECISIONS, AMENDMENTS AND WAIVERS	37

19.	CONFIDENTIALITY	37

SCHEDULE A: LIST OF TRANCHE B LENDERS AND TRANCHE B COMMITMENTS

SCHEDULE B1: TRANCHE B NOTICE OF BORROWING

SCHEDULE B2: NOTICE OF NEW TRANCHE B DESIGNATED PERIOD AND CERTIFICATE

SCHEDULE C: NOTICE OF REPAYMENT

SCHEDULE D: OFFICER’S CERTIFICATE

SCHEDULE E: FINNVERA TRANSFER AGREEMENT

SCHEDULE F: FORM OF GUARANTEE

SCHEDULE G: INTERPRETATION AND DEFINITIONS

SCHEDULE H: COMMITMENT FEE LETTER